UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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HOSTESS BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2018

Dear Fellow Hostess Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Hostess Brands, Inc., which will be held at Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111, on Thursday, June 7, 2018, at 10:00 a.m. local time.

At the Annual Meeting, we will ask you to elect two members of our board of directors, Jerry D. Kaminski and Craig D. Steeneck; vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2017 (commonly referred to as “say-on-pay”); vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (commonly referred to as “say-on-frequency”); and ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Hostess Brands, Inc.

Sincerely,

C. Dean Metropoulos

Executive Chairman

Interim President and Chief Executive Officer

HOSTESS BRANDS, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, June 7, 2018 at 10:00 a.m. local time.

Place:	Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111

Items of Business:	(1)	To elect two Class II directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified.

	(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2017 (“say-on-pay”).

	(3)	To vote on a non-binding advisory proposal on the frequency of future say-on-pay votes (“say-on-frequency”).

	(4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

	(5)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on April 13, 2018 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jolyn J. Sebree

General Counsel and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 27, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on June 7, 2018.

This proxy statement and our 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available at www.cstproxy.com/hostessbrands/2018 and at www.hostessbrands.com under the “Investors” tab.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Thursday, June 7, 2018
Time:	10:00 a.m. local time
Location:	Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111
Record Date:	April 13, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A common stock and Class B common stock, voting together as a single class, is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Jerry D. Kaminski	For	17
Craig D. Steeneck	For	17
Advisory vote on the compensation paid to our named executive officers for fiscal 2017	For	50
Advisory vote on the frequency of future votes on executive compensation	One Year	51
Ratification of our independent registered public accounting firm	For	54

Voting Methods

You can vote in one of four ways:

Visit www.cstproxyvote.com to vote VIA THE INTERNET
Call 1-866-894-0536 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 6:00 p.m. Central Time on June 6, 2018. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

HOSTESS BRANDS, INC.

1 E. Armour Boulevard

Kansas City, Missouri 64111

2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Hostess Brands, Inc., a Delaware corporation, by our board of directors for use at the 2018 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111, on Thursday, June 7, 2018, at 10:00 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2017 Annual Report to our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2017 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about April 27, 2018 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on April 13, 2018, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 99,915,614 outstanding shares of our Class A common stock, par value $0.0001 per share and 30,255,184 outstanding shares of our Class B common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. The Class A common stock and the Class B common stock will vote together as one class.

Votes Required for Each Proposal

Assuming a quorum is present, directors shall be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the two nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2017 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2018 shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon. The advisory vote on the frequency of future say-on-pay proposals, commonly referred to as a “say-on-frequency” proposal, shall be decided by the frequency option (one year, two years or three years) that receives the greatest number of votes.

Although the say-on-pay and say-on frequency votes are non-binding, they will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Continental Stock Transfer and Trust Company, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the Class II director nominees;

•	“FOR” the say-on-pay proposal;

•	“ONE YEAR” for the say-on-pay frequency proposal; and

•	“FOR” the ratification of KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2018.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.cstproxyvote.com; call 1-866-894-0536 to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the Class II nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2017, (3) “one year” for the non-binding advisory proposal on the frequency of future say-on-pay proposals, (4) “for” the proposal to ratify the appointment of KPMG LLP, as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2018, and (5) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by telephone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”), the say-on-pay proposal (“Proposal 2”) and the say-on-frequency proposal (“Proposal 3”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1, 2 or 3; as a result, there may be broker non-votes on Proposals 1, 2 and 3. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (“Proposal 4”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 4.

Each broker non-vote and abstention is counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent votes present and entitled to vote that are not cast in favor of a proposal, abstentions have the same effect as votes “against” the say-on pay proposal. Broker non-votes, however, do not represent votes present and entitled to vote on non-routine matters, and therefore, have no effect on the say-on-pay proposal. The results of the say-on-frequency proposal are determined by a plurality. Accordingly, abstentions and broker non-votes will have no effect on the outcome of such proposal. With respect to the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2018, because they represent shares present and entitled to vote that are not voted in favor of a proposal, abstentions have the same effect as votes “against” such proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged Continental Stock Transfer and Trust Company to be the election inspector. Votes cast by proxy or in person at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, www.hostessbrands.com under the “Investors” tab, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on February 28, 2018. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this proxy statement.

This proxy statement and our 2017 Annual Report to Stockholders are also available at: http://www.cstproxy.com/hostessbrands/2018.

Our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov, or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.

The Class A common stock of the Company is listed on the Nasdaq Capital Market (“NASDAQ”), and reports and other information on the Company can be reviewed at the office of NASDAQ.

Information Deemed Not Filed

Our 2017 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We were originally incorporated in Delaware on June 1, 2015 as Gores Holdings, Inc. (“Gores”), as a special purpose acquisition company (“SPAC”), formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On August 19, 2015, Gores consummated its initial public offering (the “IPO”), following which its shares began trading on NASDAQ. On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” Gores acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess® brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”), free and clear of all past liabilities, in April 2013, and relaunched the Hostess® brand later that year.

At the closing of the Business Combination, Gores changed its name to “Hostess Brands, Inc.” and its trading symbols on NASDAQ from “GRSH,” and “GRSHW,” to “TWNK” and “TWNKW”.

Following the Business Combination, Mr. Metropoulos and the Apollo Funds continued as stockholders and Mr. Metropoulos became Executive Chairman of Hostess Brands, Inc. On April 19, 2017, the Apollo Funds, an entity controlled by Mr. Metropoulos and Sponsor (as defined below) completed a public offering of approximately 23.1 million shares of Class A common stock. In such offering, the Apollo Funds sold substantially all of their shares of Class A common stock.

As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer to Hostess Brands, Inc. and, where appropriate, its subsidiaries. “Sponsor” refers to Gores Sponsor, LLC, a Delaware limited liability company and the principal stockholder of Gores Holdings, Inc. prior to the Business Combination, and the “The Gores Group” refers to The Gores Group LLC, an affiliate of our Sponsor. “Metropoulos Entities” refer to Mr. Metropoulos and entities controlled by him that continue to hold an equity stake in us. “Legacy Hostess Equityholders” refer to the Apollo Funds and the Metropoulos Entities, collectively.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our board of directors, which currently consists of eight members. Set forth below are the biographies of each of our current directors.*

C. Dean Metropoulos Executive Chairman Age: 71 Director since: 2016 Chairman since: 2016

Mr. Metropoulos has served as the Executive Chairman of the board since the Business Combination. Mr. Metropoulos will serve as our interim President and Chief Executive Officer from March 31, 2018 until May 7, 2018. Mr. Metropoulos is Chairman of Round Hill Investments LLC (f/k/a Metropoulos & Co.), a boutique acquisition and management firm focusing on the food and consumer sectors. From 2013 until the Business Combination, Mr. Metropoulos served as the Executive Chairman of certain subsidiaries of Hostess and member of the Hostess board. Mr. Metropoulos has over 30 years of experience in acquiring and restructuring businesses in the U.S., Mexico and Europe and has been involved in approximately 80 transactions, including investments in Pabst Brewing Company, Pinnacle Foods Group, Inc. (Swanson/Hungry-Man, Vlasic Pickles, Open Pit Barbeque Sauce, Duncan Hines, Log Cabin Syrup, Mrs. Butterworth’s Syrup, Aunt Jemima Frozen Breakfast, Mrs. Paul’s Seafood, Van De Kamp’s Seafood, Celeste Pizza, & Lender’s Bagels), Aurora Foods, Stella Foods, The Morningstar Group, International Home Foods (Chef Boyardee, Pam Cooking Spray, Gulden’s Mustard & Bumble Bee Tuna), Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture), among others. Mr. Metropoulos holds a B.S. and an M.B.A. from Babson College. In light of Mr. Metropoulos’ business expertise, financial acumen and business industry contacts, we believe that he is well qualified to serve as a director on our board.

Andrew P. Callahan Director Age: 52 Director since: 2018

Mr. Callahan has served on our board of directors since April 2018 and will serve as our President and Chief Executive Officer effective May 7, 2018. Mr. Callahan served as the President of North American Foodservice & International at Tyson Foods, Inc. from February 2017 until September 2017. Prior to his last role, Mr. Callahan managed Tyson’s consumer brands, as President of Retail Packaged Brands, including iconic brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Aidells® and Ball Park®, from August 2014 to February 2017. He served as an Executive Vice President and President of Retail at The Hillshire Brands Company (formerly known as Sara Lee Corporation), a producer of packaged meat and frozen bakery products, from June 2012 until its acquisition by Tyson in August 2014. Prior to joining The Hillshire Brands Company, Mr. Callahan served in positions of increasing responsibility in marketing, sales and general management for Sara Lee Corporation and Kraft Foods, Inc. Prior to joining Kraft Foods, Inc., Mr. Callahan spent seven years in the U.S. Navy as a Naval Flight Officer. Mr. Callahan previously served on the Board of Directors for the Grocery Manufacturers Association (GMA), the International Foodservice Manufacturers Association (IFMA), as well as the Make-A-Wish Foundation of Illinois. Mr. Callahan currently serves on the Rush University Hospital of Chicago Veterans Advisory Council.

William D. Toler Director Age: 58 Director since: 2017

Mr. Toler has served on our board of directors since June 2017. Mr. Toler also served as our President and Chief Executive Officer since the consummation of the Business Combination until March 30, 2018 and served in the same capacity at Hostess Brands, LLC from April 2014 until March 30, 2018. He brings more than 30 years of consumer packaged goods industry experience to the Company. Prior to joining Hostess Brands, LLC, he worked as an operating partner at Oaktree Capital from October 2013 to April 2014. Prior to that, he served from September 2008 to September 2013 as the Chief Executive Officer of AdvancePierre Foods, Inc., a leading supplier of value-added protein and hand-held convenience products to the food service, school, retail, club, vending and convenience store markets. Prior to joining AdvancePierre, Mr. Toler was President of Pinnacle Foods from July 2005 to September 2008. He has also held key positions at ICG Commerce, Campbell Sales Company, Nabisco, Reckitt & Colman and Procter & Gamble. With Mr. Callahan’s appointment to the board and announced appointment as President and Chief Executive Officer, Mr. Toler has announced his resignation from the board of directors effective at the June 2018 board meeting.

Laurence Bodner Independent Director Age: 55 Director since: 2016 Committees: Audit Talent and Compensation, Chair

Mr. Bodner has served as a director since the consummation of the Business Combination. Since February 2017, Mr. Bodner is the Chief Financial Officer of Sovos Brands, a new food and beverage company seeking to acquire brands. From March 2016 to February 2017, Mr. Bodner served as a Senior Advisor at Advent International in its global retail, consumer and leisure team. Mr. Bodner served as Executive Vice President, Chief Financial Officer and Treasurer of Big Heart Pet Brands (formerly Del Monte Foods) from 2011 through July 2015. He joined Del Monte Foods in 2003 and served the company for 12 years in increasing levels of responsibility across the Finance and Operations functions. Prior to Del Monte Foods, Mr. Bodner also held senior financial positions at Walt Disney Company, as well as The Procter & Gamble Company. Since April 2015, Mr. Bodner has served on the board of directors of Hearthside Foods, a leading bakery, snack and customized solutions contract manufacturer for packaged food products in North America and Europe. Mr. Bodner received his MBA in Finance from Duke University and BA in Economics from Dickinson College. We believe that Mr. Bodner’s extensive experience in the retail and consumer industries allows him to provide significant insight to our board and makes him well-qualified to serve as a director on our board.

Gretchen R. Crist Independent Director Age: 50 Director since: 2018 Committees: Talent and Compensation	Ms. Crist has served as a member of our board of directors since April 2018. Since September 2016, Ms. Crist has served as the Senior Vice President, Human Resources of Henkel Corporation in North America, which is part of Henkel, KGA, a large multi-national public company headquartered in Germany that manufactures adhesive technologies, beauty care products and laundry and home care products. Prior to Henkel, she served as Senior Vice President and Chief Human Resources Officer for The Sun Products Corporation, a company she helped found in 2008 as the third employee. Prior to joining The Sun Products Corporation, Ms. Crist was Vice President of Human Resources and Chief Human Resources officer for Playtex Products Corp., a New York Stock Exchange listed company that manufactures personal care products. Ms. Crist joined Playtex in 1995 and held positions of increasing responsibility until being named Chief Human Resources Officer in 2005. Prior to Playtex, Ms. Crist served in various human resources, talent acquisition and labor relations roles with New Power Corporation, Altria and Nestle Waters. Ms. Crist is a member of the society of Human Resources Management, GMA Human Resources Group and Peer 150 HR Group. She is also past Executive Committee member of the Board and Secretary of Make-A-Wish Foundation of Connecticut (2009-2015). She currently serves on the Make-A-Wish Governance Committee for Connecticut. We believe that Ms. Crist’s experience in the retail and consumer industries makes her well-qualified to serve as a director on our board. Ms. Crist also contributes to the diversity of our board.

Neil P. DeFeo Independent Director Age: 72 Director since: 2016 Committees: Talent and Compensation Nominating and Governance, Chair

Mr. DeFeo has served as a member of our board of directors since the consummation of the Business Combination. Since April 2018, Mr. DeFeo is a founding partner of Nonantum Capital Partners. Mr. DeFeo served as a Senior Advisor to CHARLESBANK Capital Partners from 2012 through March 2017. He retired in 2012 as Chairman and in 2011 as CEO of The Sun Products Company, a private $1.5 billion company he helped found in 2008. Prior to that, he held Chairman/CEO positions with the NYSE-listed Playtex Products Corporation (2004-2007) and The Remington Products Corporation (1997-2003). Mr. DeFeo began his career with The Procter and Gamble Company, where he held various positions of increasing responsibility over a 25 year career, leaving as VP/Managing Director Worldwide Strategic Planning—Laundry and Cleaning. Following Procter and Gamble, Mr. DeFeo joined the Clorox Company, with direct responsibility for all of its U.S. business. Mr. DeFeo currently serves on the board of directors of Driscoll’s, a private agriculture company, where he chairs the compensation committee and serves on the company’s nominating and governance committee (since 1998). In addition, Mr. DeFeo serves on the board of directors of The Prostate Cancer Foundation, a not for profit corporation focused on funding research into the prevention and cure of prostate cancer. Over a 40+ year career Mr. DeFeo has served on over 25 boards, both public and private, business and non-profit. He has been involved with over 50 different businesses and brands. Mr. DeFeo holds a bachelor’s degree in Electrical Engineering from Manhattan College, where he also served for 15 years as a director. We believe that Mr. DeFeo’s numerous public and private company directorship roles and his over 40 years of experience in the consumer products industry make him well-qualified to serve as a director on our board.

Jerry D. Kaminski Independent Director Age: 61 Director since: 2016 Committees: Audit Nominating and Governance	Mr. Kaminski has served as a member of our board of directors since the consummation of the Business Combination. Since January 2014, Mr. Kaminski has served as Executive Vice President and Chief Operating Officer of the Land O’Lakes, Inc. International business, leading commercial business ventures outside of the United States. The company currently exports products to over 50 countries and has established International as a primary growth platform. Mr. Kaminski oversees Land O’Lakes Global Dairy Ingredients, the Villa Crop Protection joint venture in South Africa, the Bidco Africa joint venture in Kenya and Global Seed Genetics in Mexico. Prior to his current role, Mr. Kaminski was the Executive Vice President and Group Executive of Global Dairy Foods from January 2012 to December 2013, where he led $5B P&L consisting of the entire Land O’Lakes dairy portfolio: Retail Dairy, Foodservice and Global Ingredients. From January 2010 to December 2011, Mr. Kaminski held the position of Executive Vice President and Chief Operating Officer of Industrial Foods, which consisted of the Land O’Lakes domestic dairy ingredients business. Mr. Kaminski was Vice President and General Manager of Dairy Solutions, where he ran Land O’Lakes’ domestic Foodservice business when he joined the company in March 2007 to January 2010. Before joining Land O’Lakes, Mr. Kaminski served as a Vice President and General Manager at General Mills, where he held various leadership positions in the retail and business-to-business segments. Mr. Kaminski also served as President and Chief Operating Officer at Sparboe Foods. In addition, Mr. Kaminski has been on the board of directors of the Global Dairy Platform since 2012, which is an association of the world’s largest dairy companies promoting sustainable dairy consumption. Mr. Kaminski holds a bachelor’s degree in Accounting and Finance from the University of Wisconsin and an MBA in Marketing from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Kaminski’s international business experience, together with his background in the consumer packaged goods industry, is of value to our Board and make him well-qualified to serve as a director on our board.

Craig D. Steeneck Independent Director Age: 60 Director since: 2016 Committees: Audit, Chair Nominating and Governance

Mr. Steeneck has served as a member of our board of directors since the consummation of the Business Combination. Mr. Steeneck has been a member of the board of directors of Freshpet, Inc. since November 2014. Mr. Steeneck has served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc. since July 2007, where he oversees the company’s financial operations, treasury, tax, information technology, investor relations and corporate development. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods, helping to redesign the supply chain to generate savings and improved financial performance. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Worldwide), playing key roles in wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International (now Wyndham Worldwide). From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods Inc. Mr. Steeneck provides the board of directors with extensive management experience in the consumer packaged goods industry as well as accounting and financial expertise. We believe that Mr. Steeneck’s extensive management experience in the consumer packaged goods industry as well as accounting and financial expertise, make him well-qualified to serve as a director on our board.

* Mark R. Stone served as a director since the consummation of the Business Combination. Mr. Stone resigned from our board of directors at the close of business on April 12, 2018.

Name	Age	Class	Term Expiration	Director Since	Independent	Primary Occupation	Audit Comm.	Talent & Comp. Comm.	Nom. & Gov. Comm.
C. Dean Metropoulos	71	III	2019	2016	No	Chairman of Round Hill Investments LLC	—	—	—
Andrew P. Callahan	52	I	2020	2018	No	President and CEO of Hostess Brands, Inc. (effective May 7, 2018)	—	—	—
William D. Toler*	58	I	2020	2017	No	Retired Executive	—	—	—
Laurence Bodner	55	III	2019	2016	Yes	CFO of Sovos Brands	X	X (Chair)	—
Gretchen R. Crist	50	I	2020	2018	Yes	SVP, Human Resources of Henkel Corporation in North America	—	X	—
Neil P. DeFeo	72	III	2019	2016	Yes	Founding Partner of Nonantum Capital Partners	—	X	X (Chair)
Jerry D. Kaminski	61	II	2018	2016	Yes	SVP & COO of Land O’Lakes Inc. International	X	X
Craig D. Steeneck	60	II	2018	2016	Yes	EVP & CFO of Pinnacle Foods Inc.	X (Chair)	—	X

*Mr. Toler retired as an officer of the Company on March 30, 2018 and has announced his resignation from the Board effective at the June 2018 board of directors meeting. Following his resignation, the size of the board of directors will revert to seven members.

Board Structure

Our second amended and restated certificate of incorporation and our amended and restated bylaws provide for a classified board of directors with staggered three-year terms, consisting of the three classes as indicated in the table above.

Our board of directors has determined that Messrs. Kaminski, Steeneck, Bodner and DeFeo and Ms. Crist each qualify as an “independent director,” as defined in the corporate governance rules of NASDAQ.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company.

Board Leadership Structure

Since the Business Combination, except for a brief period during which our Executive Chairman, Mr. Metropoulos, has served as interim President and Chief Executive Officer, our leadership structure has separated the roles of Executive Chairman of the Board and Chief Executive Officer, with Mr. Metropoulos serving as our Executive Chairman and, until March 30, 2018, William D. Toler, and, effective as of May 7, 2018, Andrew P. Callahan serving as our President and Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. As Executive Chairman, Mr. Metropoulos, among other responsibilities, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Metropoulos serve as Executive Chairman of the Board, Mr. Callahan will be better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our board of directors oversees the risk management processes. Our board determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our Audit Committee supports our board in discharging its oversight duties and addresses risks inherent in its area.

Board Participation

Our board of directors held 16 meetings (including meetings solely of independent directors) and acted through written consent 8 times in fiscal 2017. During fiscal 2017, each of our directors attended at least 75% of the meetings of our board of directors and of the committees on which he serves or served (excluding, in the case of non-independent directors, any meetings solely of independent directors). We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and other functions as directed by the board. Our board of directors has an Audit Committee, a Talent and Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Our Audit Committee has a written charter that sets forth our Audit Committee’s purpose and responsibilities, which include:

•	appointing, compensating, retaining and overseeing the independent auditor; determining the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	reviewing the qualifications and performance of the independent auditor and evaluating the independence of the independent auditor;

•	reviewing and discussing with management and the auditors the annual audit plan and the information which is required to be reported by the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting);

•	reviewing and discussing with management and the auditors the Company’s accounting and internal control policies;

•	discussing with management major risk assessment and risk management policies;

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K and Form 10-Q;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	reviewing and approving all related-party transactions; and

•	evaluating its performance and reporting the results to the board.

Our Audit Committee has the authority to retain advisors as the committee deems appropriate. Our Audit Committee is comprised of Craig D. Steeneck, the chair of the committee, Laurence Bodner and Jerry D. Kaminski. All members of our Audit Committee qualify as independent directors according to the rules and regulations of the SEC and NASDAQ with respect to audit committee membership. Mr. Steeneck is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Our Audit Committee had 11 meetings during fiscal 2017.

Talent and Compensation Committee

Our Talent and Compensation Committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Talent and Compensation Committee also oversees talent management and succession planning with respect to our management team. Our Talent and Compensation Committee has a written charter that sets forth the Talent and Compensation Committee’s purpose and responsibilities, including:

•	reviewing key employee compensation goals, policies, plans and programs;

•	evaluating the performance of our Chief Executive Officer and other executive officers;

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving employment agreements, severance arrangements and other similar arrangements between us and our executive officers;

•	evaluating director compensation;

•	reviewing employee benefit plans and perquisites;

•	administering our stock ownership guidelines, stock plans and other incentive compensation plans;

•	preparing the Compensation Committee Report in accordance with the rules and regulations of the SEC;

•	overseeing our regulatory compliance with respect to compensation matters; and

•	evaluating its performance and reporting the results to the board.

Our Talent and Compensation Committee is comprised of Laurence Bodner, the chair of the committee, Gretchen R. Crist and Neil P. DeFeo . Mr. Bodner, Ms. Crist, and Mr. DeFeo are independent directors according to the rules and regulations of the SEC and NASDAQ with respect to compensation committee membership. Jerry D. Kaminski, an independent director according to the rules and regulations of the SEC and NASDAQ with respect to compensation committee membership, served on the Talent and Compensation Committee until the appointment of Ms. Crist to the board of directors in April 2018.

Our Talent and Compensation Committee had 7 meetings and acted through written consent 5 times during fiscal 2017.

Our Talent and Compensation Committee has the authority to retain advisors as the committee deems appropriate. The Talent and Compensation Committee has engaged Mercer as its independent compensation consultant, see “Compensation Discussion & Analysis—Post-Business Combination 2017 Committee Actions”, to assist the Talent and Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Talent and Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. The committee recognized that, during 2017, we paid Mercer $112,500 for executive compensation consulting services and paid Mercer and its affiliates $399,500 for services rendered to us in their capacities other than relating to executive compensation. The decisions to use Mercer and its affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these engagements as unrelated to our Talent and Compensation Committee’s engagement of Mercer and we do not require the Talent and Compensation Committee or our Board to review each use of Mercer or its affiliates for such purposes. The Talent and Compensation Committee also considered that the Mercer consultants providing services to the Talent and Compensation Committee do not benefit economically from the provision of the non-executive compensation services and work in a different office separate from the part of Mercer that provides the other services. The Talent and Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Talent and Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. Our Nominating and Governance Committee has a written charter that sets forth the committee’s purpose and responsibilities, which, in addition to the items listed above, include:

•	developing and assessing criteria and qualifications for membership on our board and its committees;

•	identifying, recruiting, evaluating and screening individuals qualified to become members of our board and its committees, consistent with criteria approved by our board;

•	selecting, or recommending that the board select, the director nominees;

•	recommending to the board director nominees to fill vacancies on the board, as necessary;

•	reviewing, assessing and recommending nominees for membership on, and chairmanship of, the various committees of the board;

•	overseeing compliance with our corporate governance policies;

•	reviewing and recommending to our board any amendments to our corporate governance policies;

•	overseeing the evaluation of the board and management and making recommendations to improve performance; and

•	evaluating its performance and reporting the results to the board.

Our Nominating and Governance Committee has the authority to retain advisors as the committee deems appropriate. Our Nominating and Governance Committee is comprised of Neil P. DeFeo, the chair of the committee, Jerry D. Kaminski and Craig D. Steeneck.

Our Nominating and Governance Committee had 4 meetings during fiscal 2017.

Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the Nominating and Governance Committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The Nominating and Governance Committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our Audit, Talent and Compensation, and Nominating and Governance Committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted a code of ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. We post on our website, at www.hostessbrands.com under the “Investors” tab, the charters of our Audit, Talent and Compensation, and Nominating and Governance Committees and the code of ethics referenced above. A copy of the code of ethics has been provided to each member of our management team. We intend to disclose any amendments to our code, or any waivers of its requirements, on our website to the extent required by applicable SEC or NASDAQ rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111. All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Executive Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Governance Committee recommended, and the board of directors nominated:

•	Jerry D. Kaminski

•	Craig D. Steeneck

as nominees for election as Class II members of our board of directors. Mr. Kaminski and Mr. Steeneck are each presently Class II directors of our Company. Each nominee has consented to serve a three-year term if elected, concluding at the 2021 annual meeting of stockholders. Biographical information about each of our directors, including Mr. Kaminski and Mr. Steeneck, is contained in the section above. At the Annual Meeting, two directors will be elected to our board of directors.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these two nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our board of directors has approved a compensation policy for our independent directors. In 2017, under this policy, independent directors received an annual cash retainer of $60,000, payable quarterly, an annual equity award with a grant date value of $77,000 that vests annually and reimbursement of expenses relating to attendance at board and committee meetings. Members of our Audit Committee receive an additional annual cash retainer of $10,000 and the chairperson of our Audit Committee receives an additional cash retainer of $20,000. Members of our Talent and Compensation Committee receive an additional annual cash retainer of $6,500 and the chairperson of our Talent and Compensation Committee receives an additional cash retainer of $15,000. Members of our Nominating and Governance Committee receive an additional annual cash retainer of $4,000 and the chairperson of our Nominating and Governance Committee receives an additional cash retainer of $10,000. In April 2018, based upon a recommendation of the Talent and Compensation Committee, the board of directors approved a revised compensation policy for our independent directors. Independent directors will receive an annual cash retainer of $70,000, payable quarterly, an annual equity award with a grant date value of $95,000 that vests annually and reimbursement of expenses relating to attendance at board and committee meetings. The cash retainer for committee service did not change.

In respect of their annual equity awards for service commencing with the closing of the Business Combination, on January 25, 2017, the independent directors each received an award (the “January RSUs”) in the form of 5,683 restricted stock units (“RSUs”). The number of shares was based upon a value of $77,000 divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant rounded to the nearest share. The shares underlying the January RSUs vested on November 4, 2017, the anniversary of the Business Combination. Our board believes that it is appropriate for annual equity awards to our independent directors to be made on or around the time of each annual meeting of stockholders and intends to make such awards on such annual timetable in the future. In order to align the timing of granting and vesting of annual equity awards with such anticipated future schedule, our board of directors has made additional awards to the independent directors. An award of 3,799 RSUs was granted to the independent directors in November 2017 based upon a value of $46,000 (for the pro rata period of service from November 4, 2017 until the estimated date of our 2018 Annual Meeting), divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant rounded to the nearest share. An award of 831 RSUs was granted to Ms. Crist upon her appointment to our board of directors based upon a value of $12,000 (for the pro rata period of service from her appointment until the date of our 2018 Annual Meeting), divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant rounded to the nearest share. The shares underlying these RSUs will vest on the day of the 2018 Annual Meeting subject to earlier vesting in connection with death or disability or a change of control and will be paid in the form of shares issued on a director’s cessation of service on the board, or if earlier, a change of control. Our board anticipates making an additional grant of RSUs at or about the time of our 2018 Annual Meeting and that annual equity awards will be made on or around the time of each Annual Meeting of Stockholders thereafter. Such additional grants will vest on the date of the next Annual Meeting of Stockholders after such grant date (subject to earlier vesting under certain circumstances).

Director Compensation Table

The following table sets forth a summary of the compensation paid to our directors, other than William D. Toler, whose compensation is disclosed elsewhere in this proxy statement, for service in fiscal 2017.

Name	Fees Earned or Paid in Cash	Share Awards (1)	Option Awards	All Other Compensation		Total
Laurence Bodner	$85,000	$48,855	-	-		$133,855
Neil P. DeFeo	76,500	48,855				125,355
C. Dean Metropoulos	30,000	-	-	447,073	(2)	477,073
Jerry D. Kaminski	80,500	48,855	-	-		129,355
Craig D. Steeneck	84,000	48,855	-	-		132,855
Mark Stone (3)	-	-	-	-		-

(1)	Consists of: 3,799 shares at the closing price of $12.86 per share on the date of grant (November 24, 2017). The number of shares is based upon a value of $46,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant (November 24, 2017) rounded to the nearest share.

(2)	Consists of:

401(k) Match	Life Insurance Premiums	Airplane Reimbursement	Automobile Costs	Total
$900	$1,141	$391,492	$53,540	$447,073

Airplane reimbursement includes $91,492 accrued in 2016 and paid in 2017. See description of Mr. Metropoulos’ employment agreements in section entitled “Employment Agreements” for further details.

(3)	Mr. Stone did not receive any compensation for his service on the Board. Mr. Stone resigned from our board of directors on April 12, 2018.

The following table lists all outstanding equity awards held by our directors, other than William D. Toler, whose awards are disclosed elsewhere in this proxy statement, as of April 13, 2018.

Name	Date of Grant	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Laurence Bodner	November 24, 2017	3,799	$48,855
Gretchen R. Crist	April 12, 2018	831	11,975
Neil P. DeFeo	November 24, 2017	3,799	48,855
Jerry D. Kaminski	November 24, 2017	3,799	48,855
Craig D. Steeneck	November 24, 2017	3,799	48,855

(1)	Stock awards will vest upon the first to occur of (i) the 2018 Annual Meeting, (ii) August 24, 2018, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date and shall be settled upon the director’s termination of board service, or if earlier, a change of control of the Company.

(2)	Number of shares at the closing price on the date of grant ($12.86 on November 24, 2017 and $14.41 on April 12, 2018). The number of shares is based upon a value of $46,000 for Messrs. Bodner, DeFeo, Kaminski and Steeneck and $12,000 for Ms. Crist divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 13, 2018:

	Age	Position
C. Dean Metropoulos	71	Executive Chairman, Interim President and Chief Executive Officer
Thomas A. Peterson	45	Executive Vice President, Chief Financial Officer
Michael J. Cramer	65	Executive Vice President, Chief Administrative Officer
Andrew W. Jacobs	50	Executive Vice President, Chief Operating Officer
Stuart S. Daley	55	Senior Vice President, Operations
Darryl P. Riley	58	Senior Vice President of Quality, Food Safety and R&D
Jolyn J. Sebree	46	Senior Vice President, General Counsel

C. Dean Metropoulos’ biography is set forth under the heading “Our Board” above. Mr. Metropoulos will serve as Interim President and Chief Executive Officer until May 7, 2018, at which time Mr. Andrew P. Callahan’s appointment as President and Chief Executive Officer will be effective. Mr. Callahan’s biography is set forth under the heading “Our Board” above.

Thomas A. Peterson.    Mr. Peterson has served as our Executive Vice President, Chief Financial Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since March 2016. Prior to that, he was employed at Hostess Brands, LLC as the Senior Vice President and Corporate Controller from April 2013 through February 2016. Prior to that, he served as a Managing Director for FTI Consulting from March 2011 to April 2013.

Michael J. Cramer.    Mr. Cramer has served as our Executive Vice President, Chief Administrative Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since April 2013. Mr. Cramer has served as Vice President at CDM Hostess Class C, LLC and Vice President at Hostess CDM Co-Invest, LLC since April 2013. In addition, Mr. Cramer has served as the Vice President at Fairmont Aviation LLC since April 2013. From June 2010 through November 2014, he served as Senior Vice President and Director of Pabst Brewing Company.

Andrew W. Jacobs.    Mr. Jacobs has served as Executive Vice President and Chief Operating Officer since December 2017, and he served as our Executive Vice President, Chief Commercial Officer from June 2017 to December 2017. Prior to these roles, he served as our Senior Vice President, Chief Customer Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since September 2014. From February 2014 through September 2014, he was employed at Hostess Brands, LLC as the Senior Vice President, Strategic Channels. From September 2012 until February 2014, he served as President of Wolfgang Candy Company. From September 2003 through May 2012, he served as Vice President and General Manager (US Customers) for The Hershey Company. In 2015, Mr. Jacobs and his brother were found jointly and severally liable by the U.S. District Court of Northern Ohio for a civil violation of Exchange Act Rule 14e-3(a) in connection with a stock purchase made by Mr. Jacob’s brother in 2009. Mr. Jacob’s brother was required to disgorge approximately $50,000 in profits related thereto and each were enjoined from future violations of Rule 14e-3.

Stuart S. Daley has served as Senior Vice President, Operations & Supply Chain since March 2018. From June 2016 through February 2018, he served as Senior Vice President, Operations & Supply Chain for Chameleon Cold Brew, LLC (a NestleUSA company). From March 2014 through April 2016, he served as Senior Vice President, Manufacturing, Supply Chain & Research and Development for Lily of the Desert Nutraceuticals. From August 2012 through March 2014, he served as Senior Vice President, Technical Sales & Business Development for Blue California. From July 2007 through July 2012, he served as Director, Global

Process Engineering, External Innovations and Latin America & International Research and Development for Cadbury Schweppes/Dr. Pepper Snapple Group.

Darryl P. Riley.     Mr. Riley has served as our Senior Vice President of Quality, Food Safety and R&D since December 2016. From March 2016 through November 2016, Mr. Riley served as President of Total Food Safety Management, overseeing Quality and Food Safety. Prior to this position he served as Vice President, R&D, Quality & Innovation at Kraft Foods Company from September 2013 to August 2015. From July 2004 through August 2013, he served as Vice President, Research, Quality & Technology at the Kellogg Company.

Jolyn J. Sebree.     Ms. Sebree has served as our Senior Vice President, General Counsel and Secretary since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since April 2013. From March 2012 through April 2013, she served as Senior Vice President, Acting General Counsel and Corporate Secretary at Old Hostess.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, polices, programs and practices) for our named executive officers (“NEOs”) identified in the table below and the positions they held in 2017. For purposes of this CD&A, the “Committee” refers to the Talent and Compensation Committee of our Board.

Named Executive Officers

Our senior executive team is comprised of individuals with significant experience leading and growing packaged foods companies. We believe that our management team’s expertise in managing brands (led by Mr. Metropoulos) and experience in operating packaged food businesses gives us the specialized tools to position the Company as an attractive vehicle for future growth within the snacking universe. Our NEOs for 2017 were the following:

Named Executive Officer	Position as of December 31, 2017
William D. Toler	President and Chief Executive Officer
Thomas A. Peterson	EVP, Chief Financial Officer & Treasurer
Andrew W. Jacobs	EVP, Chief Operating Officer
Michael J. Cramer	EVP, Chief Administrative Officer & Assistant Secretary
Jolyn J. Sebree	SVP, General Counsel & Secretary

Mr. Toler retired on March 30, 2018. Upon Mr. Toler’s retirement, Mr. C. Dean Metropoulos was elected as the Company’s interim President and CEO until the hiring of a permanent President and CEO. On April 12, 2018, Hostess announced that Andrew P. Callahan will be stepping into the President and CEO role, effective May 7, 2018. We believe that Mr. Callahan will provide a great foundation of industry experience and leadership and can propel Hostess through its ongoing growth and business success.

Selected 2017 Business Highlights

On November 4, 2016, the Company, formerly known as Gores Holdings, Inc., acquired (the “Business Combination”) a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”). Hostess Holdings had acquired the Hostess® brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner, free and clear of all past liabilities, in April 2013, and relaunched the Hostess® brand later that year. During our first full year of operation following the Business Combination, we managed to deliver solid overall financial and strategic results.

In 2017, the Company1:

•	Achieved net revenue growth of 6.7% to $776.2 million

•	Increased adjusted EBITDA by 6.9% to $230.2 million

•	Accomplished several strategic objectives for the business, including:

○	Increased the Company’s market share by 72 bps;

○	Expanded core distribution capabilities, continued new product initiatives and line extensions, and pursued white space opportunities, all of which serve as a platform for realizing value from potential future acquisitions; and

○	Completed Sarbanes Oxley 404 implementation

While these results represented positive year-over-year improvements, our final results were below our targeted objectives for the year due to several unforeseeable items, including weather events and co-manufacturer supply issues. As noted below, 2017 incentive compensation achievements and payouts are correspondingly below target. We believe that our overall positive results are attributable to our management team’s ability to maintain focus in challenging times and target a high degree of attention on underlying growth across our major brands, with significant revenue contributions from 2017 new product innovation.

Executive Summary of 2017 Compensation

For 2017, we took several actions to establish executive compensation programs to align with market and reinforce the pay for performance culture within the Company as described herein. Our compensation program was structured to align incentive payouts with actual results delivered. While our net revenue and adjusted EBITDA growth were solid, our 2017 financial performance was below targeted levels for both the 2017 Short-Term Incentive Plan (“STI Plan”) as well as the first year of the 2017–2019 performance-based long-term incentive plan. Results for net revenue and adjusted EBITDA generated funding of 53% of target for the STI Plan, and adjusted EBITDA results enabled our executives to earn 57% of the targeted long-term incentive plan shares associated with the first year of performance in the 2017 – 2019 performance share plan, where such shares continue to be subject to time-based vesting through the end of 2019.

Post-Business Combination 2017 Committee Actions

Following the Business Combination, our NEOs did not have any outstanding and unvested long-term incentive awards. In order to define a go-forward compensation program to effectively attract, motivate, and retain a senior management team that can drive business success while being aligned with appropriate competitive and stockholder considerations, the Committee engaged in a robust internal and external review with the advice of its outside advisor, Mercer LLC (“Mercer”). In this review, the Committee:

•	Established a pay for performance philosophy;

•	Defined a peer group of firms that aligned with the Company’s business size and complexity, as well as being in the packaged food sector;

[1]	The following presentation of financial results for the year ended December 31, 2017 includes certain non-GAAP financial measures and comparisons to the year ended December 31, 2016, on a pro forma combined basis giving effect to the Business Combination (as defined below), as if it had occurred on January 1, 2016. For a complete presentation of our financial results for the years ended December 31, 2017 and 2016 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 28, 2018.

•	Assessed competitive pay levels and practices at the defined peer group; and

•	Developed go-forward pay levels, incentive plan designs, and pay policies that:

○	Provide competitive award opportunities;

○	Align with market and stockholder-favored practices;

○	Create strong incentives to drive business performance and stockholder value creation; and

○	Reinforce the need for executives to maintain alignment with stockholders through share ownership guidelines.

Accordingly, on March 23, 2017, the Committee approved new executive compensation programs for our executive officers that the Committee deemed appropriate for a public company of its complexity and in the packaged food sector.

Engagement with Stockholders

Since the Business Combination, we have maintained very active contact with our stockholders. Although executive compensation was not the primary topic discussed, the overall program design was publicly disclosed to ensure that stockholders were aware of the approach being taken to motivate and reward our management team in a way that provided strong pay and performance alignment.

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented senior leaders that can drive business success and create stockholder value. Key aspects of the pay strategy are to:

•	Target an overall pay level that is competitive in the market; the long-term intent is generally to pay NEO compensation approximating market median for target pay. During 2017, the Committee made a one-time grant of equity awards that exceeded this level as the management team had no equity following the Business Combination. Such awards were intended to cover a multi-year period.

•	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivered;

•	For senior executives, provide a significant focus on long-term performance achievement that is aligned with stockholder outcomes.

The Committee reviews management pay on a total compensation basis with a stronger focus on pay for performance and creation of stockholder value for members of senior management.

Performance-Based Compensation Mix

We have four elements of total compensation:

1.	Base salary

2.	Short-term incentives

3.	Long-term equity incentives

4.	Other compensation (benefits and perquisites)

Based on our intended compensation (including target grant date value of equity awards[2] and target annual bonus amounts), 91% of our CEO annual compensation and an average of 71% of the annual compensation for the other NEOs is at risk, with either direct performance hurdles required for delivering payouts or award value fluctuating based on stock price. The charts below demonstrate our at-risk, performance-aligned pay mix.[3]

[2]	Intended target grant date value is the share price at grant times the target number of PSUs and the RSUs or shares of restricted stock granted, and the Black Scholes value of stock options. Note, these values differ from the Summary Compensation Table values as the assessed grant date value of the PSUs was lower based upon expected probability of achievement under FASB ASC Topic 718 and the awards have been annualized as stated in footnote 3.
[3]	The multi-year equity grants awarded in 2017 have been annualized over 3 years for the pay mix illustrations.

2017 Target CEO Total Compensation Mix At-Risk Pay 91% Performance-based 50%

Pay Program Design and Practices

The Committee oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. The Committee has incorporated the following leading governance features into our compensation program:

What We Do

✓  Review total compensation relative to median of a peer group of companies in similar business sectors, notably packaged foods and beverages, of comparable size and complexity

✓  Tie short-term incentives to achievement of multiple challenging financial and strategic metrics

✓  Use equity grants that require performance to earn rewards for over 50% of long-term compensation, with nearly 35% tied to achievement of multi-year adjusted EBITDA growth goals and nearly 20% in the form of stock options that only have value if the stock price appreciates over the price at grant and creates stockholder value

✓  Maintain robust stock ownership guidelines

✓  Use an independent compensation consultant retained directly by the Committee, in its sole discretion

✓  Assess annually potential risks relating to our compensation policies and practices

What We Don’t Do

×   Incentivize participants to take excessive risks

×   Allow margining, derivative, or speculative transactions, such as hedges, pledges, and margin accounts, by executive officers

×   Provide excessive perquisites

×   Provide excise tax gross-ups upon termination with a change in control or for other awards

×   Allow for repricing of stock options without stockholder approval

×   Provide “single-trigger” change-of-control cash payments or “single-trigger” equity acceleration

2017 Compensation Program Overview

The following table describes our pay program including the role and purpose for each aspect of it.

ELEMENT		DESCRIPTION	ROLE AND PURPOSE
REWARDS STRATEGY

Review target total pay relative to market median and determine individual pay based on experience and performance and special circumstances as appropriate (e.g., the Business Combination and related lack of unvested long-term incentive opportunity value)

Provide market-competitive mix of base salary, cash incentives and equity incentives with a pay-for-performance focus Aligns compensation to results for our stockholders
BASE SALARY		Competitive fixed compensation	Provides competitive level of fixed pay to attract, motivate and retain highly-qualified executives Represents a small portion of target total compensation in 2017
SHORT-TERM INCENTIVES		Short-term incentives based on performance against established targets for net revenue, adjusted EBITDA, and strategic metrics	Motivates and rewards executives for achievement of key financial results and strategic accomplishments that drive stockholder value
LONG-TERM INCENTIVES	Performance- Stock Units (PSUs)

~35% of 2017 total target intended grant value for the CEO, 33% for other NEOs (34% for all NEOs)

Shares earned based on achievement of annual adjusted EBITDA goals over a 3-year performance cycle (2017 – 2019)

Drives operating performance: focuses executives on achievement of operating results over the long term and offers additional reward for consistent above-target performance in all three years. Adjusted EBITDA achievement is a strong driver of share price movement in our industry sector

	Options	16% of 2017 total target intended grant value for the CEO, 22% for other NEOs (18% for all NEOs) Provide direct incentive to grow the share price	Drives share price performance: provides a strong incentive to grow the share price due to the need to see share price appreciation to realize value from the options
	Restricted Stock (RS) or Restricted Stock Units (RSUs)	49% of 2017 total grant value for the CEO and 45% for others (48% for all NEOs)	Drives retention: rewards service and enhances retention of key talent while providing direct alignment with stockholders through potential gains and losses in values
RETIREMENT PROGRAMS		401(k) program for all employees	Aligns with market-prevalent retirement programs Focuses executives on accumulating savings

Peer Group and Benchmarking

We have established a peer group of firms in similar business sectors, notably packaged foods and beverages. The peers selected are of a comparable size and complexity. As a firm with strong profit margins relative to others in the sector, we focused on adjusted EBITDA as the primary selection criteria, though we also considered factors such as revenue, assets, and market capitalization as additional considerations in selecting peer firms. Our 2017 peer group is comprised of the twelve companies listed below. The pay levels and award practices of these firms were considered as inputs when establishing go-forward compensation programs for our named executive officers.

B&G Foods Inc.

Blue Buffalo Pet Products

Farmer Bros. Co.

Flowers Foods Inc.

J&J Snack Foods Corp.

Lancaster Colony Corp.

National Beverage Corp.

Omega Protein Corp.

Pinnacle Foods Inc.

Sanfilippo John B&Son

Snyders-Lance Inc.

Tootsie Roll Industries Inc.

The Committee determined that the overall target compensation of our NEOs should be at approximately median of market with recognition of certain factors. As a privately held company, salaries had historically been positioned more conservatively versus market. The Committee may make compensation adjustments over time, as it deems necessary or appropriate. In addition, the target 2017 equity grants exceeded the median market annual awards as the management team had no outstanding equity following the Business Combination. As a result, the Committee elected to provide a larger 2017 grant to be followed by a period of no additional grants (likely not until 2019 or 2020).

Base Salary

We seek to provide competitive compensation for our executive officers. As such, we target approximately market median salary positioning. However, additional factors such as prior compensation levels, contributions to Company results, specific competitive needs, upward mobility and experience may also be considered in establishing salary levels. Base salaries of the NEOs for 2017 are set forth in the table below. The Committee established the salaries outlined below in May 2017 based upon its competitive review versus market level salaries of the peer group in the packaged food industry generally and in consideration of factors such as previous salary levels and opportunities available through other reward mechanisms. The Committee expects to review salary levels annually.

Named Executive Officer	2017
William D. Toler	$540,000
Thomas A. Peterson	$325,000
Andrew W. Jacobs (1)	$425,000
Michael J. Cramer	$334,382
Jolyn J. Sebree	$330,414
(1)	Mr. Jacobs received a base salary increase to $403,000 on June 1, 2017, in connection with his promotion to Executive Vice President, Chief Commercial Officer, and to $425,000 on December 6, 2017, in connection with promotion to Executive Vice President, Chief Operating Officer.

Short-Term Incentive Plan

We established the 2017 STI Plan that was a sub-plan of our 2016 Equity Incentive Plan (the “Incentive Plan”) and was intended to focus our senior leadership on driving business results that will lead to stockholder value creation. We set goals across three key metrics which we believe support stockholder value growth. Metrics and weighting in the 2017 plan include:

Metric	Weighting	Considerations
Net Revenue	30%	• Focuses the management team on delivering topline growth
Adjusted EBITDA	50%	• Requires both topline growth as well as efficiency and cost control to deliver strong results • Is a strong driver of stockholder value creation in the packaged foods and beverages sector
Strategic Metrics	20%	• Requires EBITDA achievement in order to fund • Provides a focus on key initiatives to position us for growth and stockholder value delivery

No STI would be payable in respect of Net Revenue in the event that threshold Net Revenue performance levels were not achieved, and no STI would be payable in respect of Adjusted EBITDA or Strategic Metrics in the event that threshold Adjusted EBITDA performance levels were not achieved. Upon attainment of threshold, we would pay up to 30% of the target for the various metrics. Target achievement for all three metrics would result in 100% of the target payout. The maximum potential bonus is 200% of target for maximum achievement on all three metrics.

The strategic metrics criteria were based on achievement of both individual and department key performance objectives and contribution to our financial goals. If such performances objectives were achieved, then the strategic metrics portion of the individual performance bonuses would be paid at the level funded in accordance with the Adjusted EBITDA target. However, under the STI Plan, the Committee retained the discretion to decrease individual performance bonuses below the level funded in accordance with the Adjusted EBITDA target based on performance relative to such individual and department key performance objectives.

Target bonus opportunities for the NEOs under the STI Plan were set in the first quarter of 2017 by the Committee based on comparisons to market practices and with consideration of factors such as experience, prior opportunity levels, and expected impact to the business. The target levels of performance were determined in consideration of the Company’s internal planning and forecasting processes. Each NEO was eligible for an annual bonus under the STI. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. 2017 Target STI opportunities for our NEOs are detailed below:

			STI Target Opportunity
Name	Title	Base Salary ($000s)	% of Salary	($000s)
William B. Toler	President and Chief Executive Officer	$540	100%	$540
Thomas A. Peterson	EVP, Chief Financial Officer	$325	75%	$244
Andrew W. Jacobs	EVP, Chief Operating Officer	$425	75%	$319
Michael J. Cramer	EVP, Chief Administrative Officer	$334	50%	$167
Jolyn J. Sebree	SVP, General Counsel	$330	50%	$165

Determining Awards for Strategic Goal Achievement.     2017 executive officer strategic objectives were established to assess performance in various categories. No specific weighting was assigned to the various focus areas. The strategic goals assess measurable accomplishments that accelerate achievement of our long-term strategy. The strategic goals are funded by EBITDA performance, so overall payouts cannot exceed the amount funded by the EBITDA performance noted below. In 2017, the Committee elected to award the NEOs the full 50% of target on the Strategic Metrics based on leadership’s delivery of solid financial results in a challenging external environment.

2017 Financial Results and Funding.     As set out in the table below, 2017 financial performance resulted in 53.0% of target funding. While the Company’s results were below the targeted level due to several challenging market factors over the course of 2017, the Company did exceed 2016 results on both net revenue and adjusted EBITDA by nearly 7%.

Financial Performance Metric	Weight	Target Result	Actual Result	Payout % Achieved	Funding Percentage
2017 Net Revenue	30.0%	$802.0	$776.2	60.0%	18.0%
2017 Adjusted EBITDA	50.0%	$240.5	$230.2	50.0%	25.0%
2017 Strategic Metrics (1)	20.0%	N/A	See Above	50.0%	10.0%
Total	100.0%				53.0%
(1)	Maximum funding percentage equals the funding percentage for the 2017 Adjusted EBITDA metric; actual funding percentage is subject to reduction by the Committee based upon achievement of individual performance goals.

Long-Term Incentives (LTI)

We grant equity-based awards to our executive officers and key employees under the Incentive Plan to further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and our Class A common stock. The Incentive Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel through the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and/or other stock-based awards consistent with the terms of the Incentive Plan.

Following the Business Combination, none of the NEOs had any equity incentive outstanding. In order to provide the management team with a meaningful incentive to grow the business and create stockholder value, we elected to provide a multi-year grant in the first quarter of 2017. As this was a multi-year award, we do not anticipate that there will be incremental equity awards granted to the executive officers who received a multi-year grant until 2019 or 2020. The 2017 award was intended to align management with stockholders and provide incentives to drive strong business results. The grant mix shown below was chosen to provide a majority emphasis on achieving direct performance results and growing the share price, while also providing more retentive value and stockholder alignment with the time-vested RSUs and restricted stock.

Vehicle	Approximate Weighting	Considerations
Performance Shares (PSUs)	34%	• Measures annual performance over a multi-year period against Committee agreed upon adjusted EBITDA goals • Focuses executives on delivering profitable growth over the long-term
Options	18%	• Provides a direct incentive to grow the share price, where value is only realized if the stock price appreciates
Restricted Stock Units (RSUs) or Restricted Stock	48%

•   Aligns management with stockholders, where value realized can increase with share price appreciation

•   In order for vesting to occur, our earnings per share for the fiscal year ending prior to the vesting date must be positive

Target share awards granted in 2017 to our NEOs are detailed below.

Executive	PSUs (1)	Options	Restricted Stock or RSUs	Total Shares
William D. Toler	304,686	437,498	435,000	1,177,184
Thomas A. Peterson	67,029	96,247	95,000	258,276
Andrew W. Jacobs (2)	69,843	218,749	85,000	373,592
Michael J. Cramer	33,513	48,121	50,000	131,634
Jolyn J. Sebree	21,327	30,623	32,000	83,950
(1)	Assumes target achievement. Depending upon actual performance for each year during the performance period, the NEO may receive amounts in excess of target value, up to a maximum of 225% of target value (underlying payout capped at 200% of target though eligible for an additional 25% of target value for achievement of at or above-target EBITDA in all three performance years).

(2)	Includes awards granted to Mr. Jacobs in connection with his promotion to Executive Vice President, Chief Commercial Officer in June 2017 and to Executive Vice President, Chief Operating Officer in December 2017, which are subject to time-vesting.

The intended grant date fair value of such awards is detailed below, where PSUs values are calculated as the target number of awards granted times the stock price at the time of grant. Note, these values differ from the Summary Compensation Table, where the disclosed values represent the probability adjusted grant date fair market value under GAAP accounting rules.

Executive	PSUs (1)	Options	Restricted Stock or RSUs	Total
William D. Toler	$4,807,945	$2,204,990	$6,864,300	$13,877,235
Thomas A. Peterson	$1,057,718	$485,085	$1,499,100	$3,041,903
Andrew W. Jacobs (2)	$1,111,123	$1,081,895	$1,332,150	$3,525,168
Michael J. Cramer	$528,835	$242,530	$789,000	$1,560,365
Jolyn J. Sebree	$336,540	$154,340	$504,960	$995,840
(1)	Assumes target achievement. Depending upon actual performance for each year during the performance period, the NEO may receive amounts in excess of target value, up to a maximum of 225% of target value (underlying payout capped at 200% of target though eligible for an additional 25% of target value for achievement of at or above-target EBITDA in all three performance years).

(2)	Includes awards granted to Mr. Jacobs in connection with his promotion to Executive Vice President, Chief Commercial Officer in June 2017 and to Executive Vice President, Chief Operating Officer in December 2017, which are subject to time-vesting.

The awards granted to our NEOs described above include “double-trigger” vesting in the event of a change in control of the Company. Therefore, the awards will not vest upon a change in control, unless they are not assumed or substituted by a successor or acquirer. In the event of assumption or substitution, the awards will vest if, within 12 months following the change in control and prior to the applicable vesting date, the NEO’s employment is terminated by the Company and its subsidiaries without cause or otherwise terminates under circumstances entitling the NEO to severance. In the case of PSUs, the PSUs for which performance criteria were satisfied and the target number of performance share units for each of the remaining performance years would vest.

2017 PSU Performance Results

The 2017 adjusted EBITDA results exceeded the threshold performance level for the 2017 portion of the 2017–2019 measurement period but did not achieve the target performance level. As a result, 57% of the 2017 target award has been satisfied. PSUs for which annual performance targets have been satisfied (partially or in full) remain subject to the NEO’s continued employment with the Company through December 31, 2019; however, such PSUs vest earlier upon a NEO’s termination of employment by the Company and its subsidiaries without cause or under other circumstances entitling the NEO to severance.

Stock Ownership Guidelines

We adopted stock ownership guidelines (the “Stock Ownership Guidelines”) in 2017 to align the interests of executives with the interests of stockholders and promote our commitment to sound corporate governance.

Determination of Guidelines

The Stock Ownership Guidelines are determined as a multiple of an executive’s base salary or a non-management director’s annual cash retainer and are then converted to a fixed number of shares. In calculating the applicable number of shares as of a given date, the stock price to be used shall be the average stock price over the twenty trading days prior to such date. The individual guidelines established for each covered person listed below (“Covered Person”) are as follows:

•	Executive Chairman—5x annual base salary;

•	Chief Executive Officer—5x annual base salary;

•	Other Executive Officers—1x annual base salary; and

•	Non-Management Directors—5x annual cash retainer fee

Compliance with Guidelines

Covered Persons are required to achieve their Stock Ownership Guideline within five years of becoming subject to the Guidelines. If a Covered Person’s Stock Ownership Guideline increases because of a change in title or increase in salary, such Covered Person will have the longer of the initial five year period or, in the case of a change in title, four years and, in the case of an increase in salary, one year, from the date of the change to meet the increased guideline. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Stock Ownership Guidelines.

The Committee will review each Covered Person’s compliance (or progress towards compliance) with these Stock Ownership Guidelines annually. In its sole discretion, the Committee may impose such conditions, restrictions or limitations on any Covered Person as it determines to be necessary or appropriate in order to achieve compliance with these Stock Ownership Guidelines.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our directors, our employees and others acting on our behalf may not engage in short sales of our securities and may not buy or sell puts, calls or other derivative securities or otherwise engage in hedging transactions with respect to our securities. They also may not hold our securities in a margin account or, without the prior written consent of our board or the Audit Committee, otherwise pledge our securities as collateral for any loan.

Risk Assessment

We and the Committee have reviewed our compensation programs and have found that neither we nor the Committee believes that the programs create an incentive to take risks that would be materially adverse to stockholders.

Clawback

We will recoup incentive-based compensation to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards issued under that act, when effective, or the Incentive Plan or any other plan or policy we may adopt.

Retirement and Employee Benefit Plans

NEOs are entitled to the same benefits generally available to all full-time employees (subject to fulfilling any minimum service requirement) including the 401(k) plan and health care, life insurance and other welfare benefit programs. In designing these benefits, we seek to provide an overall level of benefits that is competitive with those offered by similar companies in the markets in which we operate. We believe that these employee benefits provide a valuable recruiting and retention mechanism for our executive officers and enable us to compete more successfully for qualified executive talent.

Impact of Accounting

As a general matter, the Committee takes into account the various accounting implications of the compensation vehicles we employ. When determining amounts of long-term incentive grants to executive officers and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options, RSUs and PSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For RSUs and PSUs, the expense is generally based on the fair value of the underlying stock on the date of grant times the number of units granted. The expense is amortized over the vesting period. In addition, any performance measures are evaluated quarterly against the respective benchmark and the amount expensed is adjusted as necessary. For stock options, the expense is generally based on the fair value of the option on the date of grant times the number of options granted amortized over the vesting period.

Role of the Committee and the Chief Executive Officer

The Committee is composed solely of independent members of our Board. The Committee reviews and approves executive officer base salaries, annual incentive bonus programs, long-term incentive compensation and other incentive and executive benefit plans. The Committee, in consultation with its independent compensation consultant, analyzes the reasonableness of executive officer compensation, in part by reviewing compensation data from comparable companies and from relevant other industry sources.

Decisions regarding compensation of the Chief Executive Officer are made solely by the Committee based on its deliberations with input from its independent compensation consultant. Decisions regarding other executive officers are made by the Committee after considering recommendations from the Chief Executive Officer as appropriate, as well as input from the Committee’s independent compensation consultant. Our Chief Executive Officer, and, as appropriate, General Counsel, Chief Administrative Officer, and Chief Financial Officer may attend the portion of the Committee’s meetings where individual executive officer performance is discussed. Only Committee members may vote on executive officer compensation decisions.

The Committee meets in executive session at most meetings, with its independent compensation consultant in attendance as appropriate.

Role of Independent Compensation Consultant

The Committee retained Mercer as its independent compensation consultant to advise on executive officer compensation for 2017. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. During 2017, as part of its engagement with the Committee, the independent compensation consultant:

•	advised on the selection of a peer group of companies for executive officer compensation comparison purposes;

•	provided guidance on industry best practices and emerging trends and developments in executive officer compensation;

•	analyzed peer company proxy and other survey data as appropriate; and

•	advised on determining the total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, and (3) the structure and target amount of long-term incentive awards.

The Committee retained its independent compensation consultant directly, although in carrying out assignments, the consultant also interacted with our management to the extent necessary and appropriate. Based on a review of the SEC’s six factor assessment of compensation consultant independence, the Committee does not believe the independent compensation consultants’ work has raised any conflict of interest. The Committee has the sole authority to select, retain, and terminate the independent compensation consultants.

COMPENSATION COMMITTEE REPORT

Our Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Laurence Bodner, Chairperson

Gretchen R. Crist

Neil P. DeFeo

Compensation Committee Interlocks and Insider Participation

During 2017, our Talent and Compensation Committee was comprised of Laurence Bodner, Neil P. DeFeo and Jerry D. Kaminski. In April 2018, Ms. Gretchen R. Crist replaced Jerry D. Kaminski on the committee. None of the individuals who served on the Talent and Compensation Committee during 2017 or who currently serve on such committee had or have any contractual or other relationships with us except as directors, nor have any of these individuals ever been an officer or employee of our Company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or Talent and Compensation Committee.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation of our NEOs for fiscal 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
William D. Toler	2017	$485,677	-	$8,306,671	$2,204,990	$286,200	$10,946	$11,294,484
President & CEO (7)	2016	417,688	624,449	-	-	422,300	63,260	1,527,697
	2015	406,692	92,700	-	-	-	85,477	584,869
Andrew W. Jacobs	2017	371,499	-	1,665,473	1,081,895	168,938	23,205	3,311, 009
EVP, COO	2016	317,165	-	-	-	192,900	8,957	519,022
	2015	307,978	56,200	-	-	-	9,620	373,798
Thomas A. Peterson	2017	309,827	-	1,816,404	485,085	129,188	9,770	2,750,274
EVP, CFO	2016	285,429	-	-	-	204,500	8,505	498,434
	2015	251,336	88,200	-	-	-	9,000	348,536
Michael J. Cramer	2017	330,618	-	947,636	242,530	88,611	13,653	1,623,049
EVP, CAO & Asst. Secretary	2016	322,664	-	-	-	163,200	11,762	497,626
	2015	314,170	47,800	-	-	-	11,762	373,732
Jolyn J. Sebree	2017	325,972	-	605,920	154,340	87,560	9,770	1,183,562
SVP, GC & Secretary	2016	317,286	-	-	-	160,400	9,107	486,793
	2015	308,934	47,000	-	-	-	9,410	365,344

(1)	Reflects total cash salary paid to each NEO during fiscal 2017.

(2)	Reflects discretionary bonuses paid for services performed in 2015 and bonuses paid to Mr. Toler related to the Business Combination.

(3)	Reflects the grant date fair value of restricted shares awarded to Mr. Toler and restricted stock units awarded to each of our other NEOs, in each case granted on March 23, 2017. Also reflects shares underlying performance stock units awarded to the NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each restricted share, restricted stock unit or performance share unit granted during the fiscal year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 3—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The fair value of such performance stock units as of March 23, 2017, the grant date thereof, assuming the achievement of the performance conditions at the maximum level for each year during the three-year performance period is as follows:

NEO	Grant Date Fair Value
William D. Toler	$10,817,876
Andrew W. Jacobs	$2,500,014
Thomas A. Peterson	$2,379,865
Michael J. Cramer	$1,189,879
Jolyn J. Sebree	$757,215

(4)

Reflects the grant date fair value of stock options awarded to each of our NEOs granted on March 23, 2017. For Mr. Jacobs, also reflects the grant date fair value of stock options granted on June 5, 2017, in connection with his promotion to Executive Vice President and Chief Commercial Officer and the grant date fair value of stock options granted on December 7, 2017, in connection with this promotion to Executive Vice President and Chief Operating Officer. The grant date fair value of each stock option granted during the fiscal year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 3 – Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(5)	2017 and 2016 bonuses were paid pursuant to the terms of the STI Plan.

(6)	All Other Compensation is comprised of Company matching contributions under the Company’s 401(k) plan which is a tax-qualified defined contribution plan, life insurance premiums, certain travel expenses and cell phone allowances. The following table summarizes “All Other Compensation” provided to the NEOs during the year ended December 31, 2017:

	Fiscal Year	401(k) Match	Life Insurance Premiums	Travel Expenses		Cell Phone Allowance	Total
William D. Toler	2017	$8,100	$1,806	-		$1,040	$10,946
Andrew W. Jacobs	2017	8,100	966	13,099	(a)	1,040	23,205
Thomas A. Peterson	2017	8,100	630	-		1,040	9,770
Michael J. Cramer	2017	8,100	4,513	-		1,040	13,653
Jolyn J. Sebree	2017	8,100	630	-		1,040	9,770

(a)	Reimbursement of travel expenses for an interim period to and from Mr. Jacobs’s home to the Company’s headquarters in Kansas City, Missouri.

(7)	On October 12, 2017, Mr. Toler announced his retirement, which was effective on March 30, 2018. In connection with his retirement, the Company and Mr. Toler entered into a letter agreement with respect to the impact of his retirement on his compensation. The Company and Mr. Toler agreed that on, January 1, 2018, Mr. Toler would vest in 75,000 shares of his previously awarded restricted stock in accordance with the terms of the award. A portion of his stock options vested on November 4, 2017 as scheduled. The remainder of his equity awards was forfeited upon execution of his letter agreement. The amount reported in the column titled “Stock Awards” includes the full number of shares of restricted stock awarded to Mr. Toler on March 23, 2017, including the 75,000 shares that vested on January 1, 2018 and the 360,000 shares that were forfeited pursuant to the letter agreement.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
William D. Toler	03/23/17	(2)	--	--	--	--	435,000	--	--	--	--	$6,864,300
	03/23/17	(3)	--	--	--	152,343	304,686	685,543	--	--	--	$1,442,371
	03/23/17	(4)	--	--	--	--	437,498	--	--	--	$15.78	$2,204,990
		(5)	$162,000	$540,000	$1,080,000	--	--	--	--	--	--	--
Andrew W. Jacobs	03/23/17	(6)	--	--	--	--	80,000	--	--	--	--	$1,262,400
	03/23/17	(3)	--	--	--	27,423	54,843	123,396	--	--	--	$259,613
	03/23/17	(4)	--	--	--	--	78,749	--	--	--	$15.78	$396,895
	06/05/17	(7)	--	--	--	7,500	15,000	33,750	--	--	--	$65,520
	06/05/17	(8)	--	--	--	--	120,000	--	--	--	$16.38	$597,600
	12/07/17	(9)	--	--	--	--	5,000	--	--	--	--	$69,750
	12/07/17	(10)	--	--	--	--	20,000	--	--	--	$13.95	$87,400
		(5)	$95,625	$318,750	$637,500	--	--	--	--	--	--	--
Thomas A. Peterson	03/23/17	(6)	--	--	--	--	95,000	--	--	--	--	$1,499,100
	03/23/17	(3)	--	--	--	33,515	67,029	150,815	--	--	--	$317,304
	03/23/17	(4)	--	--	--	--	96,247	--	--	--	$15.78	$485,085
		(5)	$73,125	$243,750	$487,500	--	--	--	--	--	--	--
Michael J. Cramer	03/23/17	(6)	--	--	--	--	50,000	--	--	--	--	$789,000
	03/23/17	(3)	--	--	--	16,757	33,513	75,404	--	--	--	$158,636
	03/23/17	(4)	--	--	--	--	48,121	--	--	--	$15.78	$242,530
		(5)	$50,157	$167,191	$334,382	--	--	--	--	--	--	--
Jolyn J. Sebree	03/23/17	(6)	--	--	--	--	32,000	--	--	--	--	$504,960
	03/23/17	(3)	--	--	--	10,664	21,327	47,985	--	--	--	$100,960
	03/23/17	(4)	--	--	--	--	30,623	--	--	--	$15.78	$154,340
		(5)	$49,562	$165,207	$330,413	--	--	--	--	--	--	--

(1)	For performance share units, numbers of shares reported in the table above for performance at threshold and target levels assume achievement of annual adjusted EBITDA goals at threshold and target levels, respectively, for each of the three years in the performance cycle. Numbers of shares reported in the table above for performance at the maximum level assume achievement of annual adjusted EBITDA goals at the maximum level for each of the three years in the performance cycle and the resulting payment of an additional 25% of target value for achievement of at or above-target EBITDA in all three performance years.

(2)	Consists of an award of restricted shares granted on March 23, 2017. Such restricted shares were scheduled to vest in equal or nearly equal installments on each of January 1, 2018, November 4, 2018 and November 4, 2019, assuming continued employment through the applicable vesting date, subject to the requirement that the Company’s earnings per share as reported to investors for the fiscal year ending immediately prior to such vesting date is positive. On October 12, 2017, in connection with Mr. Toler’s announced retirement, Mr. Toler and the Company mutually agreed that 75,000 of such shares would vest on January 1, 2018 in accordance with the terms of the award and that the remaining 360,000 shares of restricted stock would be forfeited.

(3)

Consists of performance share units awarded on March 23, 2017. The vesting of such performance share units is subject to achievement of annual adjusted EBITDA goals over a three-year performance cycle (2017-2019), as more fully described in “Compensation Discussion & Analysis.” The grant date fair value reported above is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date, computed in accordance with FASB ASC Topic 718. The Talent and Compensation Committee subsequently determined that a portion of such goals was attained for fiscal 2017. The performance share units for which such goals have been achieved remain subject to time-based vesting during the remainder of the performance cycle. Mr. Toler forfeited such performance share units in connection with his announced retirement. For additional information about the performance share units, including the grant date fair value of such awards assuming performance at target level for all three performance years, see “Compensation Discussion & Analysis—Long-Term Incentives (LTI).”

(4)	Consists of an award of stock options awarded on March 23, 2017. Such options are subject to vesting in equal or nearly equal installments on November 4 of each of 2017, 2018, 2019 and 2020, assuming continued employment through the applicable option vesting date. Mr. Toler forfeited 328,124 stock options in connection with his announced retirement.

(5)	Consists of cash bonuses for 2017 payable pursuant to the terms of the STI Plan. See “Compensation Discussion & Analysis” for a description of the STI Plan and “Summary Compensation Table” above for actual amounts paid under the STI Plan.

(6)	Consists of a grant of restricted stock units on March 23, 2017. Such restricted stock units shall vest in equal or nearly equal installments on each of January 1, 2018, November 4, 2018 and November 4, 2019, assuming continued employment through the applicable vesting date, subject to the requirement that the Company’s earnings per share as reported to investors for the fiscal year ending immediately prior to such vesting date is positive. The Talent and Compensation Committee subsequently determined that earnings per share for fiscal 2017 was positive and a portion of such restricted stock units vested on January 1, 2018.

(7)	Consists of performance share units awarded on June 5, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Commercial Officer. The vesting of such performance share units is subject to achievement of annual adjusted EBITDA goals over a three-year performance cycle (2017-2019), as more fully described in “Compensation Discussion & Analysis.” The grant date fair value reported above is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date, computed in accordance with FASB ASC Topic 718. The Talent and Compensation Committee subsequently determined that a portion of such goals was attained for fiscal 2017. The performance share units for which such goals have been achieved remain subject to time-based vesting during the remainder of the performance cycle. For additional information about the performance share units, including the grant date fair value of such awards assuming performance at target level for all three performance years, see “Compensation Discussion & Analysis—Long-Term Incentives (LTI).”

(8)	Consists of stock options awarded on June 5, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Commercial Officer. Such options are subject to vesting in equal or nearly equal installments on June 5 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable option vesting date.

(9)	Consists of a grant of restricted stock units on December 7, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Operating Officer. Such restricted stock units shall vest in equal or nearly equal installments on each of December 6, 2018, 2019, and 2020, assuming continued employment through the applicable vesting date.

(10)	Consists of stock options awarded on December 7, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Operating Officer. Such options are subject to vesting in equal or nearly equal installments on December 6 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable option vesting date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
William D. Toler (3)	109,374	-		-	$15.78	06/28/2018	-		-	-		-
	-	-		-	-	-	75,000	(4)	$1,110,750	-
Andrew W. Jacobs	19,687	59,062	(5)	-	$15.78	03/22/2027	-		-	-		-
	-	120,000	(6)	-	$16.38	06/04/2027	-		-	-		-
	-	20,000	(7)	-	$13.95	12/06/2027	-		-	-		-
	-	-		-	-	-	5,000	(8)	$74,050	-		-
	-	-		-	-	-	10,420	(9)	$154,320	44,423	(9)	$657,905
	-	-		-	-	-	-		-	80,000	(10)	$1,184,800
							2,850	(11)	$42,209	12,150	(11)
Thomas A. Peterson	24,061	72,186	(5)	-	$15.78	03/22/2027	-		-	-		-
							12,735	(9)	$188,605	54,294	(9)	$804,094
	-	-		-	-	-	-		-	95,000	(10)	$1,406,950
Michael J. Cramer	12,030	36,091	(5)	-	$15.78	03/22/2027	-		-	-		-
							6,367	(9)	$94,295	27,146	(9)	$402,032
	-	-		-	-	-	-		-	50,000	(10)	$740,500
Jolyn J. Sebree	7,655	22,968	(5)	-	$15.78	03/22/2027	-		-	-		-
							4,052	(9)	$60,010	17,275	(9)	$255,843
	-	-		-	-	-	-		-	32,000	(10)	$473,920

(1)	Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day of the Company’s last completed fiscal year.

(2)	For performance share units, consists of the number of shares issuable upon satisfaction of remaining performance goals for 2018 and 2019. Performance goals for 2017 were satisfied at 57% of target level, which is above the threshold level. Shares underlying performance share units for which the satisfaction of 2017 performance goals has been determined are reported in the “Number of Shares or Units That Have Not Vested” column and remain subject to time-based vesting during the remainder of the performance cycle.

(3)	On October 12, 2017, Mr. Toler announced his retirement, which was effective on March 30, 2018. In connection with his retirement, the Company and Mr. Toler entered into a letter agreement with respect to the impact of his retirement on his compensation. The Company and Mr. Toler agreed that on, January 1, 2018, Mr. Toler would vest in 75,000 shares of his previously awarded restricted stock in accordance with the terms of the award. The portion of his stock options that vested on November 4, 2017 as scheduled is reported in the table above. Such options will expire on the 90th date following termination of employment. The remainder of his equity awards, which awards were granted on March 23, 2017 and are included in “—Grants of Plan-Based Awards” above and which have scheduled vesting dates after his retirement, was forfeited and is excluded from the table above.

(4)

Consists of a portion of the 435,000 shares of restricted stock granted to Mr. Toler on March 23, 2017. On October 12, 2017, in connection with Mr. Toler’s announced retirement, Mr. Toler and the Company mutually agreed that such shares would vest on January 1, 2018 and that the remaining 360,000 shares of restricted stock were forfeited.

(5)	Consists of unvested portion of stock options awarded on March 23, 2017. Such options are subject to vesting in equal or nearly equal installments on November 4 of each of 2017, 2018, 2019 and 2020, assuming continued employment through the applicable option vesting date.

(6)	Consists of stock options awarded on June 5, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Commercial Officer. Such options are subject to vesting in equal or nearly equal installments on June 5 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable option vesting date.

(7)	Consists of stock options awarded on December 7, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Operating Officer. Such options are subject to vesting in equal or nearly equal installments on December 6 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable option vesting date.

(8)	Consists of a grant of restricted stock units on December 7, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Operating Officer. Such restricted stock units shall vest in equal or nearly equal installments on each of December 6, 2018, 2019, and 2020, assuming continued employment through the applicable vesting date.

(9)	Consists of a portion of performance share units awarded on March 23, 2017. The vesting of such performance share units is subject to achievement of annual adjusted EBITDA goals over a three-year performance cycle (2017-2019), as more fully described in “Compensation Discussion & Analysis.” The Talent and Compensation Committee has determined that a portion of such goals was attained for fiscal 2017. The performance share units for which such goals have been achieved remain subject to time-based vesting during the remainder of the performance cycle.

(10)	Consists of a grant of restricted stock units on March 23, 2017. Such restricted stock units shall vest in equal or nearly equal installments on each of January 1, 2018, November 4, 2018 and November 4, 2019, assuming continued employment through the applicable vesting date, subject to the requirement that the Company’s earnings per share as reported to investors for the fiscal year ending immediately prior to such vesting date is positive. The Talent and Compensation Committee subsequently determined that earnings per share for fiscal 2017 was positive and a portion of such restricted stock units vested on January 1, 2018.

(11)	Consists of a portion of performance share units awarded on June 5, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Commercial Officer. The vesting of such performance share units is subject to achievement of annual adjusted EBITDA goals over a three-year performance cycle (2017-2019), as more fully described in “Compensation Discussion & Analysis.” The Talent and Compensation Committee determined that a portion of such goals was attained for fiscal 2017. The performance share units for which such goals have been achieved remain subject to time-based vesting during the remainder of the performance cycle.

Option Exercises And Stock Vested

None of the NEOs exercised any stock options during fiscal 2017. No restricted stock units or shares of restricted stock awarded to the NEOs vested during 2017. However, certain stock options vested on November 4, 2017, certain shares of restricted stock and restricted stock units vested on January 1, 2018 and certain performance goals relating to performance share units, which remained subject to time-based vesting, were achieved as of December 31, 2017. See “Outstanding Equity Awards at Fiscal Year End” above.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for fiscal 2017, who was William D. Toler, our President and Chief Executive Officer as of December 31, 2017, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For fiscal 2017, these amounts were as follows:

•	Our principal executive officer’s total annual compensation: $11,294,484

•	Our median compensated employee’s total annual compensation: $49,569

•	CEO Pay Ratio: 227.9 to 1

In determining the median compensated employee, we chose December 31, 2017 as the determination date. As of this date, we had 1,335 employees, excluding our principal executive officer and four individuals who were hired as of such date, but who had yet commenced employment and did not receive any compensation in 2017. We annualized compensation of employees who were not employed with us for the full fiscal year. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely upon any material assumptions, adjustments or estimates.

The Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2017, determined in a manner consistent with SEC rules. We also believe that the ratio noted above is higher than what the Company will experience in future years as 2017 represented a unique executive compensation year as the Company provided multi-year equity grant values due to the fact that the leadership team had no unvested equity value as the Company completed the Business Combination. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

Employment Agreements

We have entered into employment agreements or arrangements with Mr. Toler and Mr. Jacobs, which are summarized below. We have also entered into agreements with Mr. Metropoulos and Mr. Callahan, neither of which was an NEO during 2017 but which agreements are summarized below. All descriptions are summaries only.

C. Dean Metropoulos

Executive Chairman Employment Agreement. Hostess Brands, LLC, Hostess Holdings and Gores entered into an Executive Chairman Employment Agreement (the “Executive Chairman Employment Agreement”) with Mr. Metropoulos on July 28, 2016 which became effective as of the closing of the Business Combination on November 4, 2016. Pursuant to the terms of the Executive Chairman Employment Agreement, Mr. Metropoulos serves as the Executive Chairman of certain subsidiaries of the Company, effective as of the Closing Date of the Business Combination and until December 31, 2018 (or until December 31, 2019 by mutual agreement of the parties). The Executive Chairman Employment Agreement provides that Mr. Metropoulos will receive an annual base salary of $30,000 as well as a one-time issuance of 2,496,000 Class B limited partnership units in Hostess Holdings (the “Class B Units”) (and an equivalent number of shares of Class B common stock), which units and shares were subject to a one-year holding period subject to certain exceptions.

Mr. Metropoulos is also entitled to (i) participate in any of our employee benefit plans, (ii) the use of an automobile provided to him by the Company, and (iii) receive a reimbursement of up to $25,000 per month for the cost of business travel using his personal aircraft consistent with past practice. We have entered into an aircraft service contract with a third party in respect of Mr. Metropoulos’ aircraft and make reimbursements of up to $25,000 per month by direct payments to such third party under such contract.

Subject to his continued employment through December 31, 2018, Mr. Metropoulos will be entitled to up to 2,750,000 shares of Class A common stock (or, upon his written request, an equivalent number of shares of Class B common stock and Class B Units) upon achievement of earn-out targets for the 2018 fiscal year, as specified in the Executive Chairman Employment Agreement. In the event Mr. Metropoulos’ employment is terminated (i) as a result of his death or disability, (ii) by certain subsidiaries of the Company without “Cause,” or (iii) by Mr. Metropoulos with “Good Reason” (as those terms are defined in the Executive Chairman Employment Agreement) prior to December 31, 2018, he will remain eligible to receive the additional earn-out payment, subject to the achievement of specified adjusted EBITDA levels for calendar 2018.

For purposes of the Executive Chairman Employment Agreement, “Cause” is defined as (A) conviction of, or plea of guilty to, a felony, that materially impairs the executive’s ability to perform his duties or (B) the executive’s gross dereliction, gross negligence or malfeasance in the performance of his duties (in either case, subject to written notice and an opportunity to cure), and “Good Reason” is generally defined as (I) any material adverse change in the executive’s title, role, or responsibilities, including removal from our board, (II) breach by certain subsidiaries of the Company of any material provision of the Executive Chairman Employment Agreement, (III) at any time on or after January 1, 2018, the executive’s good faith determination that any medical condition requires him to step down from his position and duties, or (IV) the alteration, amendment, addition to or repeal of Article IX of the certificate of incorporation of the Company or the adoption of any provision of the certificate of incorporation of the Company inconsistent with such Article IX without the executive’s prior written consent (in each case, subject to written notice and an opportunity to cure). If an “Acceleration Event” (as defined in the Executive Chairman Employment Agreement and the Master Transaction Agreement entered into in connection with the Business Combination (the “MTA”)) occurs prior to the determination of adjusted EBITDA for calendar 2018, Mr. Metropoulos will be entitled to receive the total potential shares payable in respect of the earn-out payment. An Acceleration Event will occur if a change of control of the Company, including the sale of substantially all of the assets of the Company or certain subsidiaries, occurs and a pro-rata portion of the earn-out targets has been achieved as of the date of the change of control. An Acceleration Event will also occur, if the Company takes actions that have the primary purpose of negatively impacting adjusted EBITDA achievement.

Also, upon Mr. Metropoulos’ termination of employment with certain subsidiaries of Hostess for any reason, title and ownership of the automobile shall be transferred to Mr. Metropoulos at no additional cost, subject to any taxes applicable to such transfer.

Executive Chairman Agreement. Gores entered into an Executive Chairman Agreement (the “Executive Chairman Director Agreement”) with Mr. Metropoulos on July 28, 2016 which became effective as of the closing of the Business Combination on November 4, 2016. Pursuant to the terms of the Executive Chairman Director Agreement, Mr. Metropoulos will serve as the Executive Chairman of the Board until December 31, 2018 (or until December 31, 2019 by mutual agreement of the parties). The Executive Chairman Director Agreement provides that, for so long as the Metropoulos Entities in the aggregate hold at least 7.5% of the capital stock of the Company on a fully diluted basis, Mr. Metropoulos will have the right to designate one member for election to the Board, which designee will be Mr. Metropoulos himself so long as he is employed as the Executive Chairman of the Board.

William D. Toler

We entered into a letter of employment agreement with Mr. Toler on July 22, 2014 pursuant to which Mr. Toler served as our Chief Executive Officer and President until March 30, 2018. Mr. Toler’s agreement provided for base compensation with eligibility for annual increases and annual cash bonuses. Mr. Toler’s target bonus was initially 75% of his annual base salary but was increased to 100% in 2016. Mr. Toler’s agreement provided for participation in all of our normal and customary benefit plans, such as medical benefits and 401(k) plan. Mr. Toler’s agreement also provided that in the event of a change in control, he was eligible to receive severance equal to one year of base salary and target bonus if his employment was terminated by an acquiror within one year following the change in control or he was not offered employment with the same rate of base salary and target bonus for at least one year following the change in control. Such change in control benefits were superseded by the Executive Severance Plan described below. Details regarding perquisites are found in the 2017 Summary Compensation Table and accompanying footnotes.

On October 12, 2017, Mr. Toler announced his retirement and the Company and Mr. Toler entered into a letter agreement with respect to the impact of his retirement on his compensation. The Company and Mr. Toler agreed that on, January 1, 2018, Mr. Toler would vest in 75,000 shares of his previously awarded restricted stock in accordance with the terms of the award. A portion of his stock options vested on November 4, 2017 as scheduled. The remainder of his equity awards was forfeited. Mr. Toler remains eligible to continue coverage under the Company’s health insurance plan at the employee contribution rate through December 31, 2018 and he has provided the Company with a customary release and non-compete agreement.

On April 16, 2018, an operating subsidiary of the Company, entered into a consulting agreement with Mr. Toler (the “Consulting Agreement”), pursuant to which Mr. Toler will assist with the transition of the Company’s new chief executive officer, as requested by the new chief executive officer or the board of directors. The Consulting Agreement will end on June 30, 2018. Upon Mr. Toler’s successful completion of the services to be provided to Hostess under the Consulting Agreement, he will receive a fee of $200,000 (the “Consulting Fee”) to be paid in a lump sum no later than July 7, 2018 (the “Payment Date”). We may terminate the Consulting Agreement if Mr. Toler breaches the Consulting Agreement and does not correct such breach to our satisfaction within five business days of Mr. Toler’s receipt of written notification of a breach. Mr. Toler may terminate the Consulting Agreement at any time upon five days’ prior written notice and receive a pro-rated payment of the Consulting Fee on the Payment Date for services provided under the Consulting Agreement through the termination date.

Andrew W. Jacobs

We entered into a letter of employment agreement with Mr. Jacobs on December 6, 2017 pursuant to which Mr. Jacobs was promoted to the role of Executive Vice President and Chief Operating Officer. Mr. Jacobs’ agreement provides for base salary of $425,000 with eligibility for annual increases and annual cash bonuses with a target amount equal to 75% of base salary. Mr. Jacobs’ agreement provides that in the event that Mr. Jacobs’ employment is terminated prior to December 6, 2019 and he becomes eligible to receive severance benefits under the Executive Severance Plan on account of such termination of employment, Mr. Jacobs will receive the greater of severance benefits provided under the Executive Severance Plan or continued payments of base salary until December 6, 2019, subject to the requirements for severance set forth in the Executive Severance Plan.

Andrew P. Callahan

On April 12, 2018, we entered into an employment agreement with Mr. Callahan to serve as our President and Chief Executive Officer, beginning on May 7, 2018 (the “Employment Date”). The employment agreement has a term beginning on the Employment Date and continuing for three years. The term will automatically renew for consecutive one-year periods, unless Mr. Callahan’s employment is otherwise earlier terminated or the Company or Mr. Callahan provides notice of non-renewal at least 90 days prior to the applicable expiration date. We will pay Mr. Callahan an annual base salary of $825,000. In addition, Mr. Callahan will be eligible for annual cash bonuses, with an annual target bonus of 110% of his base salary; provided that, for 2018, Mr. Callahan will be guaranteed a minimum annual bonus of 55% of his base salary, prorated from the Employment Date, unless terminated for cause. For any year after 2018, if Mr. Callahan is terminated without cause, resigns for good reason or experiences a change in control termination (in each case, as defined in the employment agreement), Mr. Callahan will be entitled to payment of a pro-rated bonus, based on the Company’s performance through the date of his termination of employment.

The employment agreement provides that Mr. Callahan is entitled to a sign-on equity grant of RSUs, non-qualified stock options and PSUs related to 2018 and 2019 performance, with an aggregate grant date value of $2,700,000, subject to the terms and conditions of the Incentive Plan. Mr. Callahan’s RSUs will vest one-third of the award on each of the first three anniversaries of the Employment Date; non-qualified stock options will vest one-fourth of the award on each of the first four anniversaries of the Employment Date; and PSUs will vest one-half of any PSUs earned based on 2018 and 2019 performance on December 31, 2019, and the remaining one-half on December 31, 2020, subject to the Committee’s certification of the performance goals and Mr. Callahan’s continued employment with the Company on the applicable PSU vesting date. Mr. Callahan is eligible to receive long-term incentive awards for each fiscal year after 2018 during the term under the Incentive Plan on terms established by the Committee, with the target award or grant for fiscal years after 2018 expected to have a value of no less than the value of Mr. Callahan’s sign-on equity grant.

Under the terms of the employment agreement, Mr. Callahan will be eligible for reimbursement of reasonable relocation and commuting expenses.

In the event that Mr. Callahan’s employment with the Company is terminated for any reason, he is entitled to receive: (i) his base salary and unused vacation time up to and including the date of termination of employment, (ii) any unreimbursed expenses, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s benefit plans upon or following a termination of employment (the “Accrued Obligations”). Mr. Callahan will be entitled to severance and other benefits payable under the Executive Severance Plan (as defined below) if he experiences a qualifying termination or change in control termination, as applicable (in each case, as defined in the Executive Severance Plan, as modified by the employment agreement). Upon a qualifying termination of Mr. Callahan’s employment, his cash severance amount will be 18 months of annual compensation (defined as annual base salary and target annual incentive cash bonus), and upon a change in control termination of Mr. Callahan’s employment, his cash severance amount will be 24 months of annual compensation. Any payment of severance to Mr. Callahan will be subject to his execution and delivery of our standard release agreement. If Mr. Callahan’s employment with the Company terminates due to death or disability (as defined in the Executive Severance Plan), Mr. Callahan (or his estate or designated beneficiary) will receive the Accrued Obligations and severance under the Severance Plan as if such death or disability is a qualifying termination or change in control termination, as applicable.

The employment agreement also includes non-competition and non-solicitation restrictions which apply during the employment term and for a period of 18 months following termination of employment.

Severance Arrangements

In September 2017, we adopted the HB Key Executive Severance Benefits Plan (the “Executive Severance Plan”) which provides market-aligned levels of employment protection to our executives, including our NEOs, and thereby enhances retention. The Executive Severance Plan is intended to constitute an unfunded welfare benefit plan that is established primarily for the purpose of providing certain severance benefits for eligible employees in the event of termination of employment under certain circumstances, as described below.

Severance benefits for termination of a NEO’s employment by the Company and its subsidiaries other than for cause or on account of disability or by the NEO for good reason are set forth in the table below. Cash severance is paid in accordance with payroll practices over the applicable severance period.

Eligible Employee	Cash Severance Amount	Severance Period
Chief Executive Officer	18 Months Base Salary	18 Months
Other Named Executive Officers	12 Months Base Salary	12 Months

Severance benefits for termination of a NEO’s employment by the Company and its subsidiaries other for cause or on account of disability or by the NEO for good reason, in either case, within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control are set forth in the table below. Cash severance is paid in accordance with payroll practices over the applicable severance period.

Eligible Employee	Cash Severance Amount	Severance Period
Chief Executive Officer	18 Months Annual Compensation Amount (base and target bonus)	18 Months
Other Named Executive Officers	12 Months Annual Compensation Amount (base and target bonus)	12 Months

In addition, if an NEO is eligible for cash severance under the Executive Severance Plan, the NEO is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the severance period or the first day the NEO becomes eligible for comparable benefits under a plan of another employer.

In order to receive severance benefits under the Executive Severance Plan, a NEO must execute a release and is bound by non-competition and non-solicitation restrictions for 18 months, in the case of the Chief Executive Officer, and 12 months, in the case of the other NEOs.

Under the Executive Severance Plan, a “for cause” termination generally includes a termination on account of a NEO’s (i) neglect, failure or refusal, in any material respect, to attend to employment duties; (ii) failure to comply with employment terms in any material respect; (iii) failure to complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards and regulations of the Company or its subsidiaries; (v) fraud, misappropriation of funds, or other willful engagement in misconduct; or (vi) conviction of or pleading guilty or nolo contendere to, any crime that constitutes a felony.

Under the Executive Severance Plan, termination for “good reason” generally includes termination on account of one of the following events without the NEO’s consent: (i) a material reduction in base salary or target bonus; (ii) a material reduction in authorities, duties or responsibilities (iii) relocation to an office location that is more than 50 miles from the NEO’s then-current office location and which materially increases the NEO’s commute or (iv) failure of a successor to assume the Executive Severance Plan for a period of at least 12 months following a change in control. A NEO may not terminate employment for good reason unless he or she delivers a notice based on the action or event forming the basis of such termination within 90 days after its occurrence, we fail to cure the circumstances within 30 days of receiving such notice and the NEO terminates employment within 60 days following our failure to cure.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation to our NEOs in the event of termination of such NEO’s employment pursuant to the Executive Severance Plan or the respective NEO’s employment agreement or equity award agreement. The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in such table assumes termination by the Company and its subsidiaries other than for cause or on account of disability or by the NEO for good reason (a “Qualifying Termination”). No compensation is payable to the NEOs under the Executive Severance Plan or their respective employment agreements upon termination by the Company and its subsidiaries for cause or disability or by the NEO without good reason.

Termination Other than for Cause or on Account of Disability or for Good Reason

NEO	Salary	Target Bonus	Health and Welfare Benefits (1)	Restricted Stock (2)	Restricted Stock Units	Performance Share Units (3)	Stock Options	Total Compensation
William D. Toler (4)	$810,000	--	$22,534	$1,110,750	--	--	--	$1,943,284
Andrew W. Jacobs (5)	$820,890	--	$21,227	--	--	$196,529	--	$1,038,646
Thomas A. Peterson	$325,000	--	$21,223	--	--	$188,605	--	$534,828
Michael J. Cramer	$334,382	--	$21,226	--	--	$94,295	--	$449,903
Jolyn J. Sebree	$330,414	--	$21,227	--	--	$60,010	--	$411,651

(1)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(2)	Reflects the accelerated vesting of Mr. Toler’s 75,000 shares of restricted stock. Such shares vested on January 1, 2018. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day of the Company’s last completed fiscal year. Under the terms of Mr. Toler’s letter agreement dated October 12, 2017, his 75,000 shares of restricted stock were scheduled to vest on January 1, 2018 if either Mr. Toler remained employed as of such date or Mr. Toler’s successor had been appointed prior to that time, in each case, subject to the requirement that the Company’s earnings per share as reported to investors for fiscal 2017 was positive. Mr. Toler’s successor had not been appointed as of December 31, 2017.

(3)	Reflects the accelerated vesting of performance share units for which performance criteria were satisfied as of December 31, 2017, but which remained subject to time-based vesting criteria. Such performance share units would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day of the Company’s last completed fiscal year.

(4)	Mr. Toler announced his retirement on October 12, 2017 and retired on March 30, 2018. Mr. Toler’s retirement was not a termination for good reason and did not result in the payment of, or entitlement to, any of the benefits described above. In connection with his retirement, the Company and Mr. Toler entered into a letter agreement with respect to his compensation. All equity awards not reported in the table above were either vested prior to December 31, 2017 or forfeited. See “Employment Agreements” above.

(5)	Pursuant to his letter agreement, Mr. Jacobs would receive continued payment of his base salary through the later of twelve months after termination (as provided in the Executive Severance Plan) or December 6, 2019. Reflects continued base salary through December 6, 2019.

Termination Other than for Cause or on Account of Disability or for Good Reason within 12 Months Following a Change in Control

NEO	Salary (1)	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock (4)	Restricted Stock Units (5)	Performance Share Units (6)	Stock Options (7)	Total Compensation
William D. Toler (8)	$810,000	$810,000	$22,534	$1,110,750	--	--	--	$2,753,284
Andrew W. Jacobs (9)	$820,890	$318,750	$21,227	--	$1,258,850	$886,112	$17,200	$3,323,029
Thomas A. Peterson	$325,000	$243,750	$21,223	--	$1,406,950	$850,405	--	$2,847,328
Michael J. Cramer	$334,382	$167,191	$21,226	--	$740,500	$425,180	--	$1,688,479
Jolyn J. Sebree	$330,414	$165,207	$21,227	--	$473,920	$270,579	--	$1,261,347

(1)	Such amounts are also payable if such termination occurs prior to a change in control, if such termination is at the request of an acquirer or potential acquirer.

(2)	Reflects each NEO’s target bonus. Under the Executive Severance Plan, upon a Qualifying Termination within 12 months following a change in control, the Company’s Chief Executive Officer is entitled to 18 months continued payment of his total cash “Annual Compensation Amount,” which includes base salary and bonus compensation and each other NEO is entitled to 12 months continued payment of his or her respective “Annual Compensation Amount.” Such amounts are also payable if such termination occurs prior to a change in control, if such termination is at the request of an acquirer or potential acquirer.

(3)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(4)	Reflects the accelerated vesting of Mr. Toler’s 75,000 shares of restricted stock. Such shares would also vest upon termination on account of disability. Such shares vested on January 1, 2018. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day of the Company’s last completed fiscal year. Under the terms of Mr. Toler’s letter agreement dated October 12, 2017, his 75,000 shares of restricted stock were scheduled to vest on January 1, 2018 if either Mr. Toler remained employed as of such date or Mr. Toler’s successor had been appointed prior to that time, in each case, subject to the requirement that the Company’s earnings per share as reported to investors for fiscal 2017 was positive. Mr. Toler’s successor had not been appointed as of December 31, 2017.

(5)	Reflects the accelerated vesting of restricted stock units. Such restricted stock units would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day of the Company’s last completed fiscal year.

(6)	Reflects the accelerated vesting of performance share units for which performance criteria were satisfied as of December 31, 2017, but which remained subject to time-based vesting criteria, and the target number of performance share units for each of the 2018 and 2019 performance years. Such performance share units would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day of the Company’s last completed fiscal year.

(7)	Reflects the accelerated vesting of in-the-money stock options. Such stock options would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day of the Company’s last completed fiscal year, minus the option exercise price.

(8)	Mr. Toler announced his retirement on October 12, 2017 and retired on March 30, 2018. Mr. Toler’s retirement was not a termination for good reason and did not result in the payment of, or entitlement to, any of the benefits described above. In connection with his retirement, the Company and Mr. Toler entered into a letter agreement with respect to his compensation. All equity awards not reported in the table above were either vested prior to December 31, 2017 or forfeited. See “Employment Agreements” above.

(9)	Pursuant to his letter agreement, Mr. Jacobs would receive continued payment of his base salary through the later of twelve months after termination (as provided in the Executive Severance Plan) or December 6, 2019. Reflects continued base salary through December 6, 2019.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and summarized below, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 21. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Selected 2017 Business Highlights

On November 4, 2016, the Company, formerly known as Gores Holdings, Inc., acquired a controlling interest in Hostess Holdings in the Business Combination. Hostess Holdings had acquired the Hostess® brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner, free and clear of all past liabilities, in April 2013, and relaunched the Hostess® brand later that year. During our first full year of operation following the Business Combination, we managed to deliver strong overall financial and strategic results. We achieved positive growth on many fronts despite headwinds and challenges due to several unforeseeable items, including weather events and supply issues. Our performance expectations were established prior to these unforeseeable negative market externalities. Hurricanes Harvey and Irma impacted net revenue because of point of sale and shipment disruptions. In addition, we experienced a product supply issue with a co-manufacturer that reduced revenue.

Our management team delivered solid financial and strategic performance given the challenging environment. In 2017, the Company4:

•	Achieved net revenue growth of 6.7% to $776.2 million

•	Increased adjusted EBITDA by 6.9% to $230.2 million

•	Accomplished several strategic objectives for the business, including:

○	Increased the Company’s market share by 72 bps;

○	Expanded core distribution capabilities, continued new product initiatives and line extensions, and pursued white space opportunities, all of which serve as a platform for realizing value from potential future acquisitions; and

○	Completed Sarbanes Oxley 404 implementation

While these results represented positive year-over-year improvements, our final achievement was somewhat below our targeted objectives for the year. As noted below, 2017 incentive compensation achievements and payouts are correspondingly below target. We believe that our overall positive results are

[4]	The following presentation of financial results for the year ended December 31, 2017 includes certain non-GAAP financial measures and comparisons to the year ended December 31, 2016, on a pro forma combined basis giving effect to the Business Combination (as defined below), as if it had occurred on January 1, 2016. For a complete presentation of our financial results for the years ended December 31, 2017 and 2016 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 28, 2018.

attributable to our management team’s ability to maintain focus in a time of significant change and target a high degree of attention on underlying growth across our major brands, with significant revenue contributions from 2017 new product innovation.

Executive Summary of 2017 Compensation

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2017 executive officer compensation program consisted of base salary, annual performance-based cash bonus, equity awards in the form of options to purchase our shares, restricted stock and restricted stock units, and performance share awards that are earned upon the achievement of adjusted EBITDA targets, benefits generally available to all of our salaried employees and limited prerequisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash bonus is tied specifically to the achievement of company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will reward sustained performance that is aligned with long-term stockholder interests. In 2017, the Committee made a one-time grant of equity award to our NEOs intended to cover a multi-year period because they had no outstanding equity awards upon the Business Combination. Such awards were intended to provide a more substantial incentive to deliver strong operating results and grow stockholder value. With this action, the Committee does not intend to make additional grants until 2019 or 2020. By tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our 2017 financial performance was below targeted levels for both the 2017 Short-Term Incentive Plan (“STI Plan”) as well as the first year of the 2017–2019 long-term incentive plan. Results for net revenue and adjusted EBITDA generated funding of 53% of target for the STI Plan, and adjusted EBITDA results enabled our executives to earn 57% of the targeted long-term incentive plan shares associated with the first year of performance in the 2017–2019 performance share plan, where such shares continue to be subject to time based vesting through the end of 2019.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended December 31, 2017, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY VOTES (“SAY-ON-FREQUENCY”)

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek a say-on-pay vote. Stockholders have the option of recommending a say-on-pay vote every year, every two years, or every three years or abstaining from making a recommendation.

Our board of directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our board of directors believes that asking our stockholders to vote on executive compensation each year would be the most meaningful for our board of directors and our Talent and Compensation Committee and best serve the interests of our company and its stockholders. Our board of directors believes an annual say-on-pay advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

Stockholders should recognize, however, that it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year. Stockholders also should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.

Vote Required

The say-on-frequency proposal requires a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Therefore, the frequency option (one year, two years or three years) that receives the greatest number of votes shall be passed.

The say-on-frequency vote is advisory, and therefore not binding on our company, our Talent and Compensation Committee or our board of directors. We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our board of directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY VOTES.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and KPMG the consolidated balance sheet of the Company as of December 31, 2017 and December 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for year ended December 31, 2017 and the period November 4, 2016 through December 31, 2016 and the consolidated statements of operations, partners’ equity (deficit), and cash flows of Hostess Holdings, L.P. and its subsidiaries for the period January 1, 2016 through November 3, 2016 and the year ended December 31, 2015.

The committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and other applicable regulations. This included a discussion of KPMG’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from KPMG, written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The committee and KPMG also discussed KPMG’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by KPMG.

The committee discussed with KPMG the overall scope and plans for its audit. The committee meets with KPMG, with and without management present, to discuss the results of KPMG’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Craig D. Steeneck, Chairperson
Laurence Bodner
Jerry D. Kaminski

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2018, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Prior to the Business Combination, KPMG served as the independent registered public accounting firm for Gores Holdings, Inc. In addition, Hostess Holdings also engaged KPMG as its independent registered public accounting firm prior to the Business Combination. Accordingly, KPMG has provided auditing and accounting services to both Hostess Holdings and the Company for the periods prior to and following the Business Combination.

Aggregate fees billed to our Company for audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for 2017 and 2016 and other services rendered by KPMG LLP during 2017 and 2016 are as follows:

	December 31, 2017	December 31, 2016
Audit fees (1)	$2,456,243	$1,860,620
Audit-related fees (2)	68,750	452,018
Tax fees (3)	1,147,416	2,387,751
All other fees	-	-

Total	$3,681,409	$4,700,389

(1)	Audit fees include (i) fees associated with the audits of Gores Holdings, Inc.’s consolidated financial statements prior to the Business Combination together with the fees associated with the audits of the Company’s consolidated financial statements following the Business Combination, including for calendar 2017 fees associated with the first year audit under Sarbanes-Oxley Section 404(b); (ii) reviews of Gores’ interim quarterly consolidated financial statements and (iii) comfort letters, consents and other items related to Securities and Exchange Commission matters.

(2)	Audit-related fees include consultation services subsequent to the Business Combination and due diligence services in connection with the Business Combination.

(3)	Tax fees consist primarily of tax consultation services in connection with and subsequent to the Business Combination, tax compliance for the Company subsequent to the Business Combination and tax compliance for Gores Holdings, Inc. prior to the Business Combination.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by KPMG described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Vote Required

Ratification of the appointment of KPMG to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2018 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our Class A common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2017, and written representations that no other reports were required, we believe that, except for the Sponsor and Messrs. Raine and Riley, each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2017. The Sponsor filed an untimely Form 4 on January 8, 2018 to report the in-kind distribution of shares of Class A common stock to its members on December 13, 2017. On January 10, 2017 the Sponsor also filed an untimely Form 4 to report a series of sales of shares of Class A common stock in open market transactions between December 14, 2016 and January 6, 2017. On January 4, 2018, Messrs. Raine and Riley each filed an untimely Form 4 to report the Company’s withholding of shares of Class A common stock to satisfy withholding taxes due in connection with the vesting of restricted stock units on November 6, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, April 13, 2018, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, April 13, 2018. Shares of Class A common stock or Class B common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days, as well as shares of Class A common stock issuable upon exchange of shares of Class B common stock are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof. Accordingly, the percentage of class and percentage of total voting power of some beneficial owners may be lower than the percentage of class and percentage of total voting power of some other beneficial owners for whom a higher number of shares beneficially owned is reported. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 99,915,614 shares of Class A common stock and, with respect to Mr. Metropoulos and our directors and executive officers as a group, 30,255,184 Class B common stock, in each case outstanding as of April 13, 2018.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hostess Brands, Inc., 1 E. Armour Boulevard, Kansas City, Missouri 64111.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
C. Dean Metropoulos (1)	31,755,184	24.2%
Laurence Bodner (2)	9,482	*
Andrew P. Callahan	-	*
Gretchen R. Crist (3)	831	*
Neil P. DeFeo (4)	26,482	*
Jerry D. Kaminski (5)	9,482	*
Craig D. Steeneck (6)	27,082	*
William D. Toler (7)	359,374	*
Michael J. Cramer (8)	29,440	*
Andrew W. Jacobs (9)	68,621	*
Thomas A. Peterson (10)	45,591	*
Jolyn J. Sebree (11)	14,770	*
All Directors and Executive Officers as a Group (14 persons)	32,358,809	24.6%
5% Stockholders
C. Dean Metropoulos (1)	31,755,184	24.2%
Wellington Management Group LLP (12)	9,738,188	9.7%
Janus Henderson Group plc (13)	9,012,380	9.0%
Platinum Equity, LLC (14)	8,764,045	8.5%
AEG Holdings, LLC (15)	8,545,990	8.3%
Northwestern Mutual Life Insurance Company (16)	8,169,644	8.2%
The Vanguard Group (17)	7,229,631	7.2%
BlackRock, Inc. (18)	5,145,543	5.1%

*	Less than 1% of the outstanding shares of common stock.

(1)	Based upon information contained in Amendment No. 1 to Schedule 13D filed by the beneficial owner with the SEC on April 24, 2017 and two Form 4s filed by the beneficial owner with the SEC on January 4, 2018. Consists of (i) 500,000 shares of Class A common stock; (ii) 1,000,000 shares of Class A common stock issuable upon exercise of 2,000,000 Private Warrants; (iii) 1,834,300 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by CDM HB Holdings LLC of which Mr. Metropoulos directly holds a majority of the limited liability company membership interests and the remaining minority of limited liability company membership interests are held by CDM HB Holdings Corp., whose sole shareholder is Mr. Metropoulos; (iv) 27,458,412 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by Hostess CDM Co-Invest, LLC, of which Mr. Metropoulos may be deemed to have beneficial ownership as a result of his control thereof; and (v) 962,572 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by CDM Hostess Class C, LLC, of which Mr. Metropoulos may be deemed to have beneficial ownership as a result of his control thereof.

(2)	Consists of (i) 5,683 shares of Class A common stock underlying vested RSUs, which shares will be issued upon termination of board service or, if earlier, upon a change of control, and (ii) 3,799 shares of Class A common stock issuable upon time-based vesting of RSUs within 60 days.

(3)	Consists of 831 shares of Class A common stock issuable upon time-based vesting of RSUs within 60 days.

(4)	Consists of (i) 17,000 shares of Class A common stock held directly by Mr. DeFeo, (ii) 5,683 shares of Class A common stock underlying vested RSUs, which shares will be issued upon termination of board service or, if earlier, upon a change of control, and (iii) 3,799 shares of Class A common stock issuable upon time-based vesting of RSUs within 60 days.

(5)	Consists of (i) 5,683 shares of Class A common stock underlying vested RSUs, which shares will be issued upon termination of board service or, if earlier, upon a change of control, and (ii) 3,799 shares of Class A common stock issuable upon time-based vesting of RSUs within 60 days.

(6)	Consists of (i) 17,600 shares of Class A common stock held directly by Mr. Steeneck, (ii) 5,683 shares of Class A common stock underlying vested RSUs, which shares will be issued upon termination of board service or, if earlier, upon a change of control, and (iii) 3,799 shares of Class A common stock issuable upon time-based vesting of RSUs within 60 days.

(7)	Consists of (i) 250,000 shares of Class A common stock held directly by Mr. Toler and (ii) 109,374 shares of Class A common stock issuable upon exercise of vested stock options.

(8)	Consists of (i) 14,410 shares of Class A common stock held directly by Mr. Cramer, (ii) 3,000 shares of Class A common stock held by Mr. Cramer in an IRA and (iii) 12,030 shares of Class A common stock issuable upon exercise of vested stock options.

(9)	Consists of (i) 18,934 shares of Class A common stock held directly by Mr. Jacobs, (ii) 19,687 shares of Class A common stock issuable upon exercise of vested stock options and (iii) 30,000 shares of Class A common stock issuable upon exercise of stock options scheduled to vest within 60 days.

(10)	Consists of (i) 21,530 shares of Class A common stock held directly by Mr. Peterson and (ii) 24,061 shares of Class A common stock issuable upon exercise of vested stock options.

(11)	Consists of (i) 7,115 shares of Class A common stock held directly by Ms. Sebree and (ii) 7,655 shares of Class A common stock issuable upon exercise of vested stock options.

(12)	Based solely upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on April 10, 2018. Includes 9,738,188 shares of Class A common stock of which Wellington Management Group LLP has shared dispositive power, including 8,417,459 shares of Class A common stock of which Wellington Management Group LLP has shared voting power through one or more investment adviser subsidiaries. The business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(13)	Based solely upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 12, 2018. Janus Henderson Group plc has an indirect 97.1% ownership in Intech Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“Janus Capital”), and Perkins Investment Management LLC (“Perkins”), (each an “Asset Manager” and collectively as the “Asset Managers”). Each Asset Manager is a registered investment adviser, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and/or to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). Consists of (i) 6,336,683 shares of Class A common stock beneficially owned by Janus Capital as a result of its role as investment advisor or sub-advisor to the Managed Portfolios and (ii) 2,697,521 shares of Class A common stock beneficially owned by Perkins as a result of its role as investment advisor or sub-advisor to the Managed Portfolios. The business address of Janus Henderson Group plc is 201 Bishopsgate, London, X0 EC2M 3AE.

(14)	Based solely upon information contained in Schedule 13D/A filed by the beneficial owner with the SEC on January 8, 2018. Consists of (i) 2,571,170 shares of Class A common stock owned by Sponsor, (ii) 851,100 shares of Class A Common Stock issuable upon exercise of 1,702,201 Private Placement Warrants owned by Sponsor, (iii) 2,589,286 shares of Class A Common Stock owned by Platinum Equity, LLC (“Platinum”), and (iv) 2,752,489 shares of Class A Common Stock issuable upon exercise of 5,098,630 Private Placement Warrants owned by Platinum. Tom Gores is a managing member of Platinum and may be deemed to have beneficial ownership of the securities held by Platinum. The business address of Platinum is c/o Gores Sponsor LLC, 9800 Wilshire Blvd., Beverly Hills, CA 90212.

(15)	Based solely upon information contained in Schedule 13D/A filed by the beneficial owner with the SEC on January 8, 2018. Consists of (i) 2,571,170 shares of Class A common stock owned by Sponsor, (ii) 851,100 shares of Class A Common Stock issuable upon exercise of 1,702,201 Private Placement Warrants owned by Sponsor, (iii) 2,574,405 shares of Class A Common Stock owned by AEG Holdings, LLC (“AEG”), and (iv) 2,549,315 shares of Class A Common Stock issuable upon exercise of 5,098,630 Private Placement Warrants owned by AEG. Alec Gores is a managing member of AEG and may be deemed to have beneficial ownership of the securities held by AEG. The business address of AEG is c/o Gores Sponsor LLC, 9800 Wilshire Blvd., Beverly Hills, CA 90212.

(16)	Based solely upon the statement on Schedule 13G filed by the beneficial owner on January 31, 2017. 7,556,920 shares are owned directly by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”). In addition, Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: (i) 285,938 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account, and (ii) 326,786 shares are owned by Northwestern Mutual Capital Strategic Equity Fund IV, LP, an affiliate of Northwestern Mutual. The business address of Northwestern Mutual is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

(17)

Based solely upon the statement on Schedule 13G filed by the beneficial owner on February 8, 2018. 7,135,757 shares are owned directly by The Vanguard Group, Inc. (“Vanguard”). In addition, in the filing, Vanguard states that they may be deemed to be the indirect beneficial owner of (i) 86,274 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard and (ii) 16,531 shares owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(18)	Based solely upon the statement on Schedule 13G filed by the beneficial owner on February 8, 2018. Includes 5,143,867 shares of Class A common stock of which BlackRock, Inc. (“BlackRock”) has sole dispositive power and securities held or managed by the following subsidiaries of BlackRock: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC. The business address of Blackrock is 55 East 52nd Street, New York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Tax Receivable Agreement

We are party to a Tax Receivable Agreement (the “Tax Receivable Agreement”), entered into in connection with the Business Combination, that provides for the payment by us to the Legacy Hostess Equityholders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) as a result of: (i) certain increases in tax basis resulting from the Business Combination; (ii) certain tax attributes of Hostess Holdings and its subsidiaries existing prior to the Business Combination; (iii) certain increases in tax basis resulting from exchanges of Class B Units; (iv) imputed interest deemed to be paid by the Company as a result of payments that it makes under the Tax Receivable Agreement; and (v) certain increases in tax basis resulting from payments that the Company makes under the Tax Receivable Agreement. It is expected that we will benefit from the remaining 15% cash savings, if any, in income tax that we realize.

On April 10, 2017, the AP Hostess Holdings, LP, (“AP Hostess LP”) one of the entities of the Apollo Funds and the Metropoulos Entities entered into that certain Letter Agreement Regarding Tax Receivable Agreement (the “Letter Agreement”), pursuant to which AP Hostess LP assigned to the Metropoulos Entities a portion of its rights under the Tax Receivable Agreement.

On January 26, 2018, we entered into a Buyout and Amendment Agreement (the “Buyout Agreement”) which terminates all future payments payable to AP Hostess LP under the Tax Receivable Agreement in exchange for a payment of $34,000,000, which was made by the Company to AP Hostess LP on January 26, 2018. The Buyout Agreement does not affect the portion of the rights under the Tax Receivable Agreement assigned by AP Hostess LP to the Metropoulos Entities pursuant to the Letter Agreement. In addition, the Buyout Agreement provides that if the Company enters into a definitive agreement on or before January 26, 2019 and that agreement results in a change in control (as defined in the Tax Receivable Agreement), the Company would be required to make an additional payment of $10,000,000 to AP Hostess LP (the “COC Payment”). Further, the Buyout Agreement amends the Tax Receivable Agreement such that AP Hostess LP shall no longer be deemed a party to the Tax Receivable Agreement, except with respect to the COC Payment, and certain reporting and confidentiality obligations.

Exchange Agreement

We are party to an Exchange Agreement (the “Exchange Agreement”) which was entered into in connection with the Business Combination. Pursuant to the Exchange Agreement, the Metropoulos Entities and such other holders of Class B Units from time to time party thereto will be entitled to exchange Class B Units, and surrender shares of the Company’s Class B common stock for cancellation, in exchange for, at the option of the Company, a number of shares of the Company’s Class A common stock or the cash equivalent of such shares.

Registration Rights Agreement

We are party to a Registration Rights Agreement (the “Registration Rights Agreement”) with Gores Sponsor LLC, the Legacy Hostess Equityholders, Mr. Metropoulos, Mr. Randall Bort, Mr. William Patton and Mr. Jeffery Rea (the “Restricted Stockholders”).

The Restricted Stockholders and their permitted transferees are entitled to certain registration rights described in the Registration Rights Agreement. Among other things, pursuant to the Registration Rights Agreement, each Restricted Stockholder is entitled to participate in six demand registrations, and will also have certain “piggyback” registration rights with respect to registration statements. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares to fund the indemnification obligations of the Legacy Hostess Equityholders under the MTA.

In addition, the Registration Rights Agreement provides that our Sponsor, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea will vote all of their shares of Class A common stock in favor of the election to the Board of Mr. Metropoulos (or his designee for so long as Mr. Metropoulos is entitled to serve on the Board or appoint a member of the Board, as applicable, pursuant to the terms of the Executive Chairman Director Agreement).

We have agreed to indemnify each of the stockholders that is a party to the Registration Rights Agreement against certain liabilities in connection with a demand or piggyback registration of shares of Class A common stock, including under the Securities Act.

Earn-Out Obligation

In connection with the Business Combination, we agreed to grant additional shares to the Metropoulos Entities contingent on the Company attaining certain EBITDA targets for the years ended December 31, 2016 and December 31, 2017. We did not meet the EBITDA target for the year ended December 31, 2017, and no amounts were accrued.

In addition, we agreed to grant additional shares to Mr. Metropoulos as part of the Executive Chairman Agreement if certain EBITDA targets are met for the year ending December 31, 2018. The potential grants range from zero to 2.7 million shares. No amounts have been accrued for this earn-out, as management has determined that it is not probable these thresholds will be met.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “Related Persons”. For the purposes of the policy, “Related Persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires that all related person transactions must be reported in advance to our Audit Committee for review and approval. In reviewing any such related person transaction, the Audit Committee will consider all of the material facts of such transaction and whether the transaction is fair and reasonable to the Company including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction. In approving or rejecting any related person transaction, the Audit Committee or the disinterested members of the Audit Committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2019 Annual Meeting of Stockholders must be submitted to us no later than December 21, 2018.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2018 but not submitted for inclusion in the proxy statement for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than February 7, 2019 and no later than March 9, 2019, unless we change the date of our 2019 annual meeting more than 30 days before or more than 70 days after June 7, 2019, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of the Secretary at our principal executive offices, 1 E. Armour Boulevard, Kansas City, Missouri 64111.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: April 27, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.    Vote by Internet or Telephone—QUICK EASY IMMEDIATE—24 Hours a Day, 7 Days a Week or by Mail HOSTESS BRANDS, INC. Your the phone named or proxies Internet to vote vote your authorizes—shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 6:00 p.m., Central Time, on June 6, 2018.    INTERNET/MOBILE –    www.cstproxyvote.com    Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0536    Use a touch-tone telephone to vote your proxy. Have your proxy card avail- able when you call. Follow the voting instructions to vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU MAIL – Mark, sign and date your proxy ARE VOTING ELECTRONICALLY OR BY PHONE. card and return it in the postage-paid envelope provided. FOLD HERE DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED    PROXY Please your votesmark X THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES UNDER PROPOSAL 1, “FOR” like this PROPOSAL 2, “ONE YEAR” ON PROPOSAL 3 AND “FOR” PROPOSAL 4. 1. Election of Directors 3. Frequency of advisory say-on-pay votes.    FOR all WITHOUT AUTHORITY (1) Jerry D. Kaminski Nominees to vote (except as marked 1 Year 2 Years 3 Years ABSTAIN listed to the to the contrary for all (2) Craig D. Steeneck left nominees listed to the left)    FOR AGAINST ABSTAIN 4. Ratification of KPMG LLP as independent (Instruction: To withhold authority to vote for any registered public accounting firm. individual nominee, strike a line through that nominee’s name in the list above) 2. 2017 compensation paid to named FOR AGAINST ABSTAIN executive officers (advisory).    CONTROL NUMBER Signature Signature, if held jointly Date , 2018. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2018 Proxy Statement and the 2017 Annual Report to Stockholders are available at: http://www.cstproxy.com/hostessbrands/2018 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS HOSTESS BRANDS, INC. The undersigned appoints C. Dean Metropolous, Thomas A. Peterson and Jolyn J. Sebree and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hostess Brands, Inc. held of record by the undersigned at the close of business on April 13, 2018 at the Annual Meeting of Stockholders of Hostess Brands, Inc., to be held on June 7, 2018 at 10:00 a.m. local time, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, “ONE YEAR” ON PROPOSAL 3, “FOR” PROPOSAL 4 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (continued and to be marked, dated and signed, on the other side)